Exhibit 2.1

CONFIDENTIAL

ASSET SALE AGREEMENT

by and among

WISCONSIN ELECTRIC POWER COMPANY,

FPL ENERGY POINT BEACH, LLC, AS BUYER

and

FPL GROUP CAPITAL, INC., AS BUYER’S PARENT

DECEMBER 19, 2006

EXHIBITS

Exhibit A	Transitional Advisory Support Services Agreement
Exhibit B	Interim Operating Agreement

Exhibit C1	Power Purchase Agreement (16/17 Year Option)
Exhibit C2	Power Purchase Agreement (Life of License Option)
Exhibit D	Buyer’s Parent Guaranty
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Bill of Sale and Assignment
Exhibit G	Form of Deed
Exhibit H	Form of Generation Development Option
Exhibit I	Form of Seller’s Right of First Refusal
Exhibit J	Form of Seller’s FIRPTA Certificate
Exhibit K	Form of Title Commitment

SCHEDULES

Schedule 2.1(a)(i)	Land Comprising the Site
Schedule 2.1(a)(iii)	Tangible Personal Property
Schedule 2.1(a)(v)	Transferable Permits
Schedule 2.1(a)(xiii)	Radio Licenses
Schedule 2.1(a)(xvii)	Emergency Warning Assets
Schedule 2.1(b)(xiv)	Excluded Agreements
Schedule 2.3(b)(i)(5)	Low Level Waste Disposal
Schedule 5.4(f)	Buyer’s Thermal Power Uprate Project
Schedule 5.9(a)(i)	Employees to be Offered Employment by Buyer
Seller Disclosure Schedule	Seller Representations and Warranties
Buyer Disclosure Schedule	Buyer Representations and Warranties

ASSET SALE AGREEMENT

This Asset Sale Agreement, dated as of December 19, 2006 (this “Agreement”), by and between Wisconsin Electric Power Company, a Wisconsin corporation (“Seller”) and wholly owned subsidiary of Wisconsin Energy Corporation, a Wisconsin corporation, FPL Energy Point Beach, LLC, a Wisconsin limited liability company (“Buyer”), and FPL Group Capital, Inc., a Florida corporation and the parent company of Buyer (“Buyer’s Parent”). Seller, Buyer and Buyer’s Parent are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns the Point Beach Nuclear Plant (“Point Beach”), located near Two Rivers, Wisconsin, and certain facilities and other assets associated therewith and ancillary thereto, in accordance with the NRC Licenses;

WHEREAS, as agent for Seller, Nuclear Management Company, LLC, a Wisconsin limited liability company (“NMC”), has operational responsibility with respect to Point Beach pursuant to (i) a Nuclear Power Plant Operating Services Agreement, dated as of November 23, 1999, by and between Seller and NMC (the “NPPOSA”) and (ii) the NRC Licenses;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Point Beach Assets, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Seller and Buyer have executed the Transitional Advisory Support Services Agreement, the Interim Operating Agreement and the Power Purchase Agreement, each attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively;

WHEREAS, the Parties desire that Buyer’s Parent support certain of the obligations of Buyer hereunder; and

WHEREAS, concurrently with the execution of this Agreement, Buyer’s Parent has executed the Buyer’s Parent Guaranty, attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Additional Requested Rulings” has the meaning set forth in Section 5.15.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.3(c)(ii).

“Ancillary Agreements” means the Bill of Sale and Assignment, the Assumption Agreement, the Buyer’s Parent Guaranty, the Deed, Seller’s Right of First Refusal, the Generation Development Option, the Transitional Advisory Support Services Agreement, the Interim Operating Agreement and the Power Purchase Agreement.

“ANI” means American Nuclear Insurers.

“Antitrust Agency” has the meaning set forth in Section 5.6(a).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Assumption Agreement” means the Assumption Agreement between Seller and Buyer, in the form of Exhibit E hereto.

“ATC” means American Transmission Company, LLC, a Wisconsin limited liability company.

“ATC Easement” means the Substation, Transmission Line and Access Easements, granted by Seller to ATC as of January 1, 2001.

“Atomic Energy Act” means the Atomic Energy Act of 1954.

“Basic Requested Rulings” has the meaning set forth in Section 5.15.

“Basket” has the meaning set forth in Section 7.3(b).

“Benefit Plans” has the meaning set forth in Section 3.9(a).

“Bill of Sale and Assignment” means the Bill of Sale and Assignment, in the form of Exhibit F hereto.

“Business Books and Records” has the meaning set forth in Section 2.1(a)(vi).

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of Wisconsin are authorized by Law or other Governmental Order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.9(b).

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to Seller on the date hereof.

“Buyer Indemnified Party” means Buyer and each of Buyer’s officers, directors, employees, agents, representatives and Affiliates.

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.3(a).

“Buyer’s Parent” has the meaning set forth in the preamble.

“Buyer’s Parent Guaranty” means the guaranty executed by Buyer’s Parent for the benefit of Seller, attached hereto as Exhibit D.

“Buyer’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Authorities necessary for Buyer to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and for Buyer to consummate the transactions contemplated hereby and thereby and listed in Section 4.3(b) of the Buyer Disclosure Schedule.

“Byproduct Material” means any radioactive material (other than Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

“Capital Budget” means the budget established for capital projects for the Point Beach Assets as set forth on Section 5.1(a) of the Seller Disclosure Schedule, as such budget may be amended by agreement of the Parties.

“Capital Expenditures” has the meaning set forth in Section 2.3(b)(i)(4).

“Claim” has the meaning set forth in Section 7.4(a).

“Claim Notice” means written notification of a Claim, specifying the nature of and basis for such Claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Claim, and such other information as the Indemnifying Party shall reasonably request.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Payment” has the meaning set forth in Section 2.3(b)(ii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means (a) that certain Agreement between Seller, Wisconsin Gas Company, LLC and Local Union No. 2150, IBEW, AFL-CIO, dated September 17, 2004 to August 15, 2007, (b) that certain Agreement between NMC and Local Union No. 2150 IBEW, AFL-CIO – Point Beach Nuclear Plant Planners, Schedulers, and QC Inspectors, dated April 11, 2006 to August 1, 2009, (c) that certain Agreement between NMC and Local Union 2150 IBEW, AFL-CIO – Training, RP and Chemistry Exempt Bargaining Units, dated March 24, 2006 to June 1, 2009, and (d) that certain Agreement between NMC and Local Union 2150 IBEW, AFL-CIO, dated August 25, 2004 to July 31, 2007, or any amendment to or replacement of any of (a) through (d), provided that such amendment or replacement has been negotiated, executed and delivered in accordance with the final provision of Section 5.1(a) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated July 5, 2006, between Concentric Energy Advisors, Inc. and FPL Energy, LLC.

“CT” means the existing No. 2 fuel oil-fired combustion turbine generator located at the Facilities site.

“Decommission” or “Decommissioning” means to completely retire and remove the Facilities from service and to restore the Site, as well as any planning and administrative activities incidental thereto, including but not limited to (a) the dismantlement and removal of the Facilities and any reduction or removal of radioactivity at the Site to a level that permits termination of the NRC Licenses and unrestricted use of the Site, (b) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Laws, including the applicable requirements of the Environmental Protection Agency, Atomic Energy Act, the NRC’s rules, regulations, orders and pronouncements thereunder, and the orders of the PSCW and (c) once the Site is no longer utilized either for power generation of any kind or for the storage of Spent Nuclear Fuel or other Nuclear Material, restoration of the Site to an appropriately graded and vegetated condition, including the replacement of locally-indigenous trees, plants, shrubs, and grasses to conform substantially with the surrounding environs, as appropriate for the intended use of the Site and property thereon. Site restoration shall include removal and disposal of components and materials meeting NRC release criteria, demolition and removal of decontaminated structures to an approximate depth of three feet below grade, and backfilling the Site with clean material, grading and landscaping. The Parties understand and agree that SAFSTOR in accordance with NRC regulations and guidance is a permissible method of decommissioning, provided the decommissioning is completed in accordance with NRC regulations.

“Decommissioning Target” means either (i) in the event that the Additional Requested Rulings described in Section 5.15(b) are obtained prior to the

Closing Date, the greater of (w) an amount equal to Three Hundred Sixty Million Dollars ($360,000,000) which amount shall be increased by five and a half percent (5.5%) per annum, which shall be compounded daily on and after August 31, 2007 through and including the Closing Date, (x) the amount specified in the Additional Requested Rulings, (y) the minimum amount sufficient to comply with all NRC regulations, orders or directives regarding the adequacy of Decommissioning funding or (z) the amount required by the PSCW, which in no event shall be greater than the amount specified in the immediately following clause (ii); or (ii) in the event that the Additional Requested Rulings described in Section 5.15(b) are not obtained prior to the Closing Date, the fair market value of all of the assets in Seller’s Qualified Decommissioning Fund on the Closing Date.

“Deed” means a special warranty deed conveying the Real Property to Buyer, in the form of Exhibit G hereto.

“Department of Energy” means the United States Department of Energy.

“Department of Energy Claim” means the action previously commenced by Seller for damages through December 31, 2005, resulting from the Department of Energy’s failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel for disposal pursuant to the Standard Spent Fuel Disposal Contract and the Nuclear Waste Policy Act.

“Department of Energy Decommissioning and Decontamination Fees” means all fees related to the Department of Energy’s Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy’s implementing regulations at 10 C.F.R. Part 766, applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy’s gaseous diffusion enrichment facilities.

“Department of Energy Post-Closing Claim” has the meaning set forth in Section 5.11(b).

“Department of Energy Potential Claim” means a potential action to be commenced by Seller, in its sole discretion, for damages resulting from the Department of Energy’s failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel for disposal pursuant to the Standard Spent Fuel Disposal Contract and the Nuclear Waste Policy Act, and attributable to the period commencing on January 1, 2006 and ending on the Closing Date.

“Department of Justice” means the United States Department of Justice.

“Dominion Lease” means the lease, dated February 20, 2006, between Dominion Energy Kewaunee, Inc., a Wisconsin corporation, and NMC, as agent for Seller, with respect to Seller’s backup emergency operations facility and joint public information center.

“Downgrade Event” means any period of time when Buyer’s Parent’s unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) are rated below Baa3 by Moody’s Investment Services, Inc. or rated below BBB- by Standard & Poor’s Rating Group.

“Easements” means, with respect to the Point Beach Assets, the easements, licenses and access rights granted by the appropriate party by or pursuant to the Generation-Transmission Interconnection Agreement, the Deed, the ATC Easement, the Generation Development Option, or the Farmland Leases, including easements authorizing access, use, maintenance, construction, repair, replacement and other activities by the parties thereto.

“Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

“Energy Reorganization Act” means the Energy Reorganization Act of 1974.

“ENTOMB” means a method of decommissioning in which radioactive contaminants are encased in a structurally long-lived material, and such entombment structure is appropriately maintained and continued surveillance is carried out until the radioactivity decays to a level permitting decommissioning and ultimate unrestricted release of the property.

“Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

“Environmental Claim” means any and all written claims alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations which have been disclosed in writing to Seller or NMC, complaints, requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Governmental Authority based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the Point Beach Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent.

“Environmental Clean-up Site” means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Act Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any action, suit, proceeding or investigation which has been disclosed in writing to Seller for any alleged violation of any Environmental Law, or at which there has been a Release, or, to the Knowledge of Seller, a threatened Release, of a Hazardous Substance.

“Environmental Laws” means all Laws regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including Laws regarding Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances. Notwithstanding the foregoing, “Environmental Laws” do not include Nuclear Laws.

“Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the applicable rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 2.2(b)(vii).

“Estimated Adjustments” has the meaning set forth in Section 2.3(b)(ii).

“Estimated Allocation” has the meaning set forth in Section 2.3(c)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(b)(ii).

“Excess Qualified Decommissioning Fund Assets” has the meaning set forth in Section 5.10(b).

“Exchange Act” means the Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Exempt Wholesale Generator” means an exempt wholesale generator as defined in the FERC regulations at 18 C.F.R. § 366.

“Facilities” means the plant, facilities, equipment, supplies and improvements which are included in the Point Beach Assets.

“Farmland Leases” means the leases between Seller and certain local farmers for such farmers’ use of defined portions of the Site.

“FCC” means the United States Federal Communications Commission.

“Federal Power Act” means the Federal Power Act.

“Federal Trade Commission” means the United States Federal Trade Commission.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Determination” has the meaning set forth in section 1313(a) of the Code (or any similar provision of state or local law).

“FIRPTA Certificate” has the meaning set forth in Section 2.6(h).

“Fuel Contracts” has the meaning set forth in Section 3.10(a)(ii).

“GAAP” means United States generally accepted accounting principles.

“Generation Development Option” means the option granted to Seller by Buyer, in the form of Exhibit H hereto.

“Generation-Transmission Interconnection Agreement” means the Generation-Transmission Interconnection Agreement, dated as of November 1, 2000, between ATC and Seller, as revised by the Second Revision issued on January 2, 2002.

“Governmental Authority” means any United States federal, state or local government, or governmental, regulatory, or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Greater Than Class C Waste” means radioactive waste that contains a radionuclide whose concentration exceeds the value in Table 1 or Table 2 of 10 C.F.R. § 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities.

“Hazardous Substances” means (a) any petroleum, asbestos, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; excluding, however, any Nuclear Material.

“High Level Waste” means (a) irradiated nuclear reactor fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel, (c) solids into which such liquid wastes have been converted, or (d) any other material containing radioactive nuclides in concentrations or quantities that exceed NRC requirements for classification as Low Level Waste.

“High Level Waste Repository” means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel in accordance with the requirements set forth in the Nuclear Waste Policy Act or subsequent legislation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

“Indemnified Party” means any Person asserting a claim for indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Independent Accounting Firm” means an independent accounting firm of national reputation that has not provided services to Seller, Buyer or their respective Affiliates during the two (2) years prior to its engagement pursuant to this Agreement and is mutually appointed by Seller and Buyer.

“Independent Appraiser” means such independent engineering firm or appraiser of national reputation as is mutually appointed by Seller and Buyer.

“Independent Contractors” means all independent contractors providing security-related, maintenance and other services at the Facilities pursuant to the contracts with Seller or NMC that are listed on Section 3.8(c) of the Seller Disclosure Schedule.

“Initial Transfer Amount” has the meaning set forth in Section 5.9(e)(ii).

“Inland Tower” means the tower located off-Site (approximately eight miles inland) that comprises one of the three towers in Seller’s meteorological monitoring system.

“Intellectual Property” means all intellectual property rights owned or licensed by Seller, including patents and patent rights, trademarks and trademark rights, service marks and service mark rights, trade names, copyrights and copyright rights, and trade secrets and all pending applications and registrations for any of the foregoing and rights in software, firmware, specifications, designs, drawings, process technology, data, technical information and other proprietary information owned or licensed by Seller in the operation of the Point Beach Assets as presently conducted.

“Interim Operating Agreement” means the Interim Operating Agreement attached hereto as Exhibit B, between Seller and Buyer.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge (after reasonable inquiry, including, in the case of Seller, reasonable inquiry of the appropriate officers and managers of NMC) of such Person or its officers or managers (and, in the case of Buyer, also includes the officers or managers of Buyer’s Parent) who are charged with responsibility for the particular function relating to the specific matter of the inquiry.

“Law” means all laws, rules, regulations, codes, statutes, ordinances, treaties and Governmental Orders.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes.

“Loss” means any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment and specifically excluding any consequential damages or loss of profits).

“Low Level Waste” means radioactive material that (a) is neither Spent Nuclear Fuel, nor byproduct material (as defined in Section 11e.(2) of the Atomic Energy Act) and (b) the NRC, consistent with existing Law and in accordance with clause (a), classifies as low-level radioactive waste.

“Material Adverse Effect” means any change in, or effect on, the business, financial condition or operations of the Point Beach Assets, taken as a whole, that is or likely would be materially adverse to the long-term value of the Point Beach Assets, taken as a whole, (i) on or prior to the Closing Date or (ii) likely would occur within one (1) year following the Closing Date. Notwithstanding the foregoing, a “Material Adverse Effect” shall not include (A) any change (or changes taken together) generally affecting the international, national, regional or local electric industry, the nuclear power industry, including changes in local wholesale or retail markets for electric power or Nuclear Fuel, or national, regional or local electric transmission systems or operations thereof, (B) any change (or changes taken together) generally applicable to United States or global economic conditions, (C) any change in any Law generally applicable to similarly situated Persons, (D) any change in the application or enforcement of any Law by any Governmental Authority with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement, (E) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism, (F) any change or effect resulting from the execution of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby or the public announcement hereof, (G) any change or effect resulting from a breach by Buyer or any of its Affiliates of the Transitional Advisory Support Services Agreement or the Interim Operating Agreement, (H) any change or effect resulting from the failure of Buyer to consent to any of the actions proscribed by Section 5.1 or (I) any change or effect resulting from action or inaction by a Governmental Authority, including with respect to an independent system operator or retail access in Wisconsin.

“MPSC” means Michigan Public Service Commission.

“NEIL” means Nuclear Electric Insurance Limited.

“NMC” has the meaning set forth in the recitals.

“NMC Assets” means all tangible assets, if any, used primarily in the maintenance or operation of Point Beach and owned by NMC.

“NMC Intellectual Property” means the intellectual property rights owned or licensed by NMC for the software set forth Section 5.4(d) of the Seller Disclosure Schedule.

“NMC Bargaining Unit Employee” means an employee of NMC or an Affiliate of NMC who receives an IRS Form W-2 from NMC or an Affiliate of NMC, who is employed as of the Closing Date, who is employed at Point Beach or whose work responsibilities involve principally the operation of any of the Point Beach Assets, and who is covered by a Collective Bargaining Agreement. “NMC Bargaining Unit Employees” shall include such employees who are actively at work or those employees who are absent from active service due to illness or authorized leave of absence and those on active military duty.

“NMC Bargaining Unit Transferred Employee” has the meaning set forth in Section 5.9(a)(i).

“Non-Bargaining Unit Employee” means an employee of Seller, NMC or an Affiliate of Seller or NMC, who receives an IRS Form W-2 from Seller, NMC or an Affiliate of Seller or NMC, who is employed as of the Closing Date, who is employed at Point Beach or whose work responsibilities involve principally the operation of any of the Point Beach Assets, other than any employee who is covered by a Collective Bargaining Agreement. “Non-Bargaining Unit Employees” shall include such employees who are actively at work or those employees who are absent from active service due to illness or authorized leave of absence and those on active military duty.

“Non-Bargaining Unit Transferred Employee” has the meaning set forth in Section 5.9(a)(i).

“Non-Nuclear Fuel Inventories” means materials, spare parts, consumable supplies, diesel and other fuel supplies (other than Nuclear Fuel) and chemical and gas inventories relating to the operation of the Facilities located at, or in transit to, the Facilities and spare parts located off-Site.

“Non-Material Contracts” means those contracts, agreements, purchase orders, personal property leases or other commitments incidental to the operation or maintenance of the Point Beach Assets that have been entered into by Seller in the ordinary course of business prior to the Closing which either (i) are terminable, without penalty or any other termination related Liability, upon notice of 90 days or less by Seller or (ii) require the payment or delivery of goods or services with a value of less than Two Hundred Fifty Thousand Dollars ($250,000) per annum in the case of any individual contract, agreement, lease or other commitment.

“NPPOSA” has the meaning set forth in the recitals.

“NRC” means the United States Nuclear Regulatory Commission.

“NRC Commitments” means all written regulatory commitments identified as such by Seller to the NRC.

“NRC Licenses” means Operating License No. DPR-24 and Operating License No. DPR-27, including Technical Specifications and amendments thereto as issued from time to time by the NRC, on the basis of which Seller is authorized to possess the Facilities and Nuclear Material and NMC is authorized to use, possess and operate the Facilities and Nuclear Material prior to the Closing Date, and on the basis of which Buyer will be authorized to use, possess and operate the Facilities and Nuclear Material after the Closing Date and, pursuant to the Interim Operating Agreement, prior to the Closing Date.

“Nuclear Fuel” means all nuclear fuel assemblies in the Facilities’ reactors on the Closing Date and any irradiated fuel assemblies that have been temporarily removed from the Facilities’ reactors as of the Closing Date and are capable of reinsertion into the Facilities’ reactors without modification or additional cost, and all unirradiated fuel assemblies awaiting insertion into the Facilities’ reactors, as well as all nuclear fuel constituents (including uranium in any form and separative work units) in any stage of the fuel cycle that are in process of production, conversion, enrichment or fabrication for use in the Facilities and which are owned by Seller, or in which Seller has any right, title or interest, on the Closing Date.

“Nuclear Fuel Inventories” means Nuclear Fuel or alternative fuel inventories relating to the operation of the Facilities located at, or in transit to, or being held by third parties on behalf of, the Facilities and any related spare parts located off-Site.

“Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage, decontamination, decommissioning and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term “Nuclear Insurance Policies” includes all policies issued or administered by ANI or NEIL.

“Nuclear Laws” means all Laws relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws. “Nuclear Laws” include the Atomic Energy Act of 1954 (42 U.S.C. §§ 2011 et seq.), the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954); the Energy Reorganization Act of 1974 (42 U.S.C. §§ 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. § 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. § 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. §§ 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. §§ 10101 et seq.); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. §§ 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. §§ 13201 et seq.); the Energy Policy Act of 2005; the provisions of 10 CFR § 73.21, and any state or local Law analogous to the foregoing.

“Nuclear Material” means Source Material, Special Nuclear Material, Low Level Waste, Greater Than Class C Waste, High Level Waste, Byproduct Material and Spent Nuclear Fuel.

“Nuclear Waste Fund” means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel is deposited.

“Nuclear Waste Policy Act” means the Nuclear Waste Policy Act of 1982.

“Observers” has the meaning set forth in Section 5.1(c).

“Owned Intellectual Property” has the meaning set forth in Section 3.17.

“Party” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established by ERISA.

“Pension Plan Employees” has the meaning set forth in Section 5.9(e)(i).

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Encumbrances” means: (i) the Easements; (ii) those exceptions to title to the Point Beach Assets listed on Section 3.5(d) of the Seller Disclosure Schedule with respect to Real Property; (iii) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith; (iv) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business which do not individually or in the aggregate exceed $1,000,000; (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities; (vi) easements, restrictions, covenants and other matters of record, and the covenants and restrictions set forth in this Agreement or in any of the Ancillary Agreements; and (vii) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, materially detract from the value of the Point Beach Assets as such assets are currently used or materially interfere with the present use or operation of the Point Beach Assets or have a Material Adverse Effect.

“Permitted Hire Date” has the meaning set forth in Section 5.9(c).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or governmental entity or any political subdivision, department or agency thereof.

“Plans” has the meaning set forth in Section 2.2(b)(vii).

“Point Beach” has the meaning set forth in the recitals.

“Point Beach Assets” has the meaning set forth in Section 2.1(a).

“Point Beach Defined Benefit Plan” has the meaning set forth in Section 5.9(e)(i).

“Point Beach Retiree Coverages” has the meaning set forth in Section 5.9(b).

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(iii).

“Post-Closing Decommissioning Trust Agreement” means the decommissioning trust agreement between Buyer and the Trustee pursuant to which any assets of the Qualified Decommissioning Fund to be transferred by Seller at Closing pursuant to Section 5.10 hereof will be held in trust.

“Post-Closing Statement” has the meaning set forth in Section 2.3(b)(iii).

“Power Purchase Agreement” means the Power Purchase Agreement between Seller and Buyer attached as Exhibit C1 or Exhibit C2 hereto, as applicable.

“Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

“Proposed Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(iii).

“Proprietary Information” (i) with respect to information provided by Seller to Buyer, has the meaning set forth in the Confidentiality Agreement and (ii) with respect to information provided by Buyer to Seller, means information relating to the financing or operation and maintenance, actual or proposed, of the Point Beach Assets and any financial, operational or other information concerning Buyer or its Affiliates or their respective assets and properties furnished by Buyer or its Representatives to Seller or its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (b) was available to Seller or its Representatives on a non-confidential basis prior to its disclosure by Buyer or its Representatives or (c) becomes available on a non-confidential basis from a person other than Buyer or its Representatives who is not otherwise bound by a confidentiality agreement with Buyer or its Representatives, or is otherwise not under any obligation to Buyer or its Representatives not to transmit the information to Seller or its Representatives.

“Prudent Utility Practices” means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to nuclear generating facilities of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made (other than the fact that such operator is in the process of selling the Facilities), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety. “Prudent Utility Practices” is not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States.

“PSCW” means the Public Service Commission of Wisconsin.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Qualified Decommissioning Fund” means, with respect to Seller, Seller’s external trust funds for purposes of Decommissioning that meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5 and are maintained by Seller with respect to the Facilities prior to Closing pursuant to Seller’s Decommissioning Trust Agreement and, with respect to Buyer, Buyer’s external trust funds for purposes of Decommissioning that meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-6(b)(2) and are maintained by Buyer after the Closing pursuant to the Post-Closing Decommissioning Trust Agreement.

“Real Property” has the meaning set forth in Section 2.1(a)(i).

“Release” means any actual or, to the Knowledge of Seller, threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that “Release” shall not include any release that is permissible under applicable Environmental Laws or Environmental Permits.

“Remediation” means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location including any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of remedial action on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

“Replacement Defined Benefit Plan” has the meaning set forth in Section 5.9(e)(i).

“Replacement Retiree Coverages” has the meaning set forth in Section 5.9(b).

“Representatives” of a Party means the Party and its Affiliates and their respective directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

“Requested Rulings” has the meaning set forth in Section 5.15.

“Safeguards Information” means information that is required to be protected under the terms of 10 C.F.R. § 73.21.

“SAFSTOR” means a method of decommissioning in which a nuclear facility is placed and maintained in such condition that such facility can be safely stored and subsequently decontaminated to levels that permit release for unrestricted use.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, including the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Bargaining Unit Employee” means an employee of Seller or an Affiliate of Seller who receives an IRS Form W-2 from Seller or an Affiliate of Seller, who is employed as of the Closing Date, who is employed at Point Beach or whose work responsibilities involve principally the operation of any of the Point Beach Assets, and who is covered by a Collective Bargaining Agreement. “Seller Bargaining Unit Employees” shall include such employees who are actively at work or those employees who are absent from active service due to illness or authorized leave of absence and those on active military duty.

“Seller Bargaining Unit Transferred Employee” has the meaning set forth in Section 5.9(a)(i).

“Seller Disclosure Schedule” means the Seller Disclosure Schedule delivered by Seller to Buyer on the date hereof.

“Seller Indemnified Party” means Seller and each of Seller’s officers, directors, employees, agents, representatives and Affiliates.

“Seller’s Agents” has the meaning set forth in Section 5.1(c).

“Seller’s Agreements” has the meaning set forth in Section 3.10(a)(i).

“Seller’s Decommissioning Trust Agreement” means the Amended and Restated Decommissioning Trust Agreement, dated December 19, 2003, by and between Seller and The Northern Trust Company, an Illinois corporation, as Trustee.

“Seller’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Authorities necessary for Seller to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and for Seller to consummate the transactions contemplated hereby and thereby and listed in Section 3.3(b) of the Seller Disclosure Schedule.

“Seller’s Right of First Refusal” means the Right of First Refusal granted to Seller by Buyer, in the form of Exhibit I hereto.

“Senior Financial Officer” means, with respect to Buyer or an Affiliate of Buyer, a senior financial officer of such entity with financial and accounting expertise reasonably satisfactory to Seller.

“Site” means the parcels of land included in the Real Property, including the surface and subsurface elements and the soils and groundwater present at the Site. Any references to items “at the Site” shall include all items at, in, on, upon, over, across, under, and within the Site.

“Source Material” means: (1) uranium, thorium, or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of uranium, thorium, or any combination thereof. “Source Material” does not include Special Nuclear Material.

“Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material” but does not include Source Material. “Special Nuclear Material” also refers to any material artificially enriched by any of the above-listed materials or isotopes but does not include Source Material.

“Spent Nuclear Fuel” means fuel that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, Source Material, Greater Than Class C Waste, and other radioactive materials associated with Nuclear Fuel assemblies.

“Spent Nuclear Fuel Fees” means those fees assessed on electricity generated at Point Beach and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

“Standard Spent Fuel Disposal Contract” means the Contract for Disposal of Spent Nuclear Fuel and/or High Level Radioactive Waste, No. DE-CR01-83NE44425, dated April 7, 1983, entered into between Seller and the United States of America, represented by the Department of Energy, which shall be deemed a Seller’s Agreement under this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.1(a)(iii).

“Tax” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including but not limited to, income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Title Commitment” means a title insurance commitment substantially in the form attached hereto as Exhibit K.

“Total Transfer Amount” has the meaning set forth in Section 5.9(e)(iii).

“Transferable Permits” means those Permits and Environmental Permits identified on Schedule 2.1(a)(v).

“Transferred Employee Records” means all records related to Transferred Employees, including the following information: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports, (v) active medical restriction forms, (vi) fitness for duty, (vii) disciplinary actions, (viii) job performance appraisals and/or evaluations, (ix) employment applications, (x) bonuses, (xi) job history, (xii) access authorization records, (xiii) radiation exposure records, (xiv) direct deposit financial institution data and (xv) accrued and unused sick or vacation leave.

“Transferred Employees” has the meaning set forth in Section 5.9(a)(i).

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

“Transition Committee” has the meaning set forth in Section 5.1(b).

“Transitional Advisory Support Services Agreement” means the Transitional Advisory Support Services Agreement attached hereto as Exhibit A, between Seller and Buyer.

“Transmission and Switchyard Facilities” has the meaning set forth in Section 2.1(b)(i).

“True-Up Amount” has the meaning set forth in Section 5.9(e)(iii).

“Trustee” means, with respect to Seller prior to the Closing, the trustee of the Qualified Decommissioning Fund appointed by Seller pursuant to Seller’s Decommissioning Trust Agreement and, with respect to Buyer after the Closing, the trustee appointed pursuant to the Post-Closing Decommissioning Trust Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“WARN Certificate” has the meaning set forth in Section 5.9(g)(i).

Section 1.2 Terms Generally. Unless otherwise required by the context in which any term appears:

(a) Capitalized terms used in this Agreement shall have the meanings specified in this Article I.

(b) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(c) References to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(d) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, without limitation.”

(e) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (Central Time). The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(f) All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.

(g) All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to all of the assets, wherever located, primarily used in, or primarily relating to, the ownership, maintenance or operation of Point Beach, other than the Excluded Assets (the assets to be purchased by Buyer being referred to as the “Point Beach Assets”), including the following:

(i) The land described on Schedule 2.1(a)(i) (which land comprises the Site), together with all buildings, facilities, fixtures and other improvements thereon, including the Facilities (but excluding any personal property of Seller thereon) and the Inland Tower and all Seller’s rights arising out of the ownership thereof or appurtenances thereto, including all related easements and rights of ingress and egress and the water intake and discharge structures (collectively, the “Real Property”);

(ii) All Nuclear Material, Nuclear Fuel Inventories and Non-Nuclear Fuel Inventories that are owned by Seller (or in which Seller has any right, title or interest) on the Closing Date, wherever located;

(iii) All machinery, mobile or otherwise, equipment (including computer hardware and software and transferable rights thereto and communications equipment), vehicles, tools, spare parts, materials, works in progress, furniture and furnishings and other items of personal property owned by Seller and used primarily in connection with the ownership, maintenance or operation of the Facilities, including the items of personal property listed on Schedule 2.1(a)(iii) (collectively, the “Tangible Personal Property”);

(iv) Subject to Section 5.4(d), all rights of Seller under the Fuel Contracts, the Non-Material Contracts, the Farmland Leases, the ATC Easement, the Dominion Lease, the Generation-Transmission Interconnection Agreement and the Seller’s Agreements that have not been identified on Schedule 2.1(b)(xiv) as Excluded Assets;

(v) All Transferable Permits which are set forth on Schedule 2.1(a)(v);

(vi) All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating primarily to the design, construction, licensing or operation of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, environmental reports made to Governmental Authorities and records maintained in compliance with Environmental Laws and regulations, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating primarily to the Facilities, whether existing in hard copy or magnetic or electronic form, subject to the right of Seller to retain copies of such records for its use and subject to the obligation of Buyer to preserve such records and make such records available to Seller as reasonably necessary for Seller’s reasonable and lawful purposes following the Closing Date (collectively, the “Business Books and Records”);

(vii) All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or Tangible Personal Property;

(viii) The name “Point Beach Nuclear Plant” or “Point Beach” as used as a designation attached to or associated with the Facilities and any derivative tradenames, trademarks, servicemarks, or logos;

(ix) The Intellectual Property listed on Section 3.17 of the Seller Disclosure Schedule;

(x) All meters owned by Seller that are located at the Site;

(xi) Subject to Section 5.10 and Section 5.15, the assets comprising Seller’s Qualified Decommissioning Fund, including all profits, dividends, income, interest and earnings accrued thereon, together with all related tax, accounting and other records for such assets, including all decommissioning studies, analyses, cost estimates and any information relating to the Tax basis of the such assets;

(xii) To the extent transferable, all Nuclear Insurance Policies with ANI and associated rights relating to the Facilities, excluding premium refunds described in Section 2.1(b)(iv);

(xiii) The radio licenses set forth on Schedule 2.1(a)(xiii);

(xiv) Subject to Buyer’s obligations under Section 7.2(a), the rights of Seller in and to any causes of action, claims (including rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Closing Date with respect to periods after the Closing Date) and defenses against third parties (including indemnification and contribution) relating to any Assumed Liabilities; provided, that Seller will retain the right to prosecute the Department of Energy Claim and the Department of Energy Potential Claim;

(xv) The Transferred Employee Records, to the extent permitted by Law, subject to the right of Seller to retain copies of such records for its reasonable and lawful use and subject to the obligation of Buyer to preserve such records and make such records available to Seller as reasonably necessary for Seller’s reasonable and lawful purposes following the Closing Date;

(xvi) All assignable right, title and interest of Seller to the NRC Licenses;

(xvii) All rights of Seller in property, assets, leases and agreements used or usable in providing emergency warning or associated with emergency preparedness as set forth on Schedule 2.1(a)(xvii);

(xviii) The pension assets described in and subject to Section 5.9(e);

(xix) The NMC Intellectual Property and the NMC Assets (it being understood that Seller’s obligation to convey such assets shall be limited to the covenants contained in Section 5.4(d) and Section 5.4(g)); and

(xx) All other assets and properties of every kind and description and wherever located, owned by Seller and primarily used in, or primarily related to, the Point Beach Assets.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase and accept, and the Point Beach Assets shall not include, any of Seller’s right, title and interest in and to any of the following assets (the “Excluded Assets”):

(i) The transmission and switchyard facilities owned by ATC (the “Transmission and Switchyard Facilities”);

(ii) All of the assets of Seller comprising any fund relating to Decommissioning other than Seller’s Qualified Decommissioning Fund;

(iii) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities relating to the Facilities or the Site, including Seller’s equity interest in NMC, except such assets comprising the Qualified Decommissioning Fund or assets transferred pursuant to Section 5.10;

(iv) All rights to premium refunds and distributions made on or after the Closing with respect to periods on or prior to the Closing under

Nuclear Insurance Policies of Seller with ANI, including any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing pursuant to the ANI nuclear industry credit rating plan;

(v) Seller’s policyholder interest under its Nuclear Insurance Policies with NEIL, including rights to any premium refunds or other distributions made on or after the Closing;

(vi) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other receivables relating to Taxes, in each case relating to the Point Beach Assets, except to the extent such assets are included in Seller’s Qualified Decommissioning Fund (subject to Section 5.10 and Section 5.15);

(vii) All assets relating to the Benefit Plans, whether or not held in trust, except as provided in Section 5.9(e);

(viii) The rights of Seller and its Affiliates to the names “Wisconsin Electric Power Company,” “Wisconsin Energy Corporation” or “We Energies” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

(ix) All tariffs, agreements and arrangements to which Seller is a party or has an interest for the purchase or sale of electric capacity or energy or for the purchase or sale of transmission or ancillary services;

(x) Other than those provided for in Section 2.1(a)(xiv), the rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (i) any Real Property or Tangible Personal Property, Permits, Taxes, the Seller’s Agreements, Fuel Contracts or the Non-Material Contracts, if any, including any claims for refunds (including refunds of previously paid Department of Energy Decommissioning and Decontamination Fees), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Point Beach Assets and to the extent relating to any period prior to the Closing, (ii) the Excluded Assets, or (iii) the Excluded Liabilities;

(xi) All personnel records of Seller, NMC and their respective Affiliates relating to the Facilities or the Site, except, to the extent permitted by applicable Law, the Transferred Employee Records;

(xii) Any and all of Seller’s rights in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

(xiii) To the extent not otherwise provided for in this Section 2.1(b), any refund or credit (i) related to Taxes paid by Seller with respect to periods (or portions thereof) that end on or prior to the Closing Date in respect of the Point Beach Assets, whether such refund is received as a payment or as a credit against future Taxes, or (ii) arising under any agreement which is included in the Point Beach Assets and relates to a period (or portion thereof) ending on or prior to the Closing Date;

(xiv) All rights of Seller under those contracts, agreements, purchase orders, personal property leases and other commitments set forth on Schedule 2.1(b)(xiv);

(xv) All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the Excluded Assets or the Excluded Liabilities, and operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating exclusively to the Excluded Assets or the Excluded Liabilities, whether existing in hard copy or magnetic or electronic form;

(xvi) The minute books from meetings of the board of directors and stockholder of Seller, the stock records and corporate seal of Seller and the Tax Returns and records relating to Taxes of Seller;

(xvii) All rights of Seller under this Agreement and the Ancillary Agreements;

(xviii) Other than the NMC Intellectual Property and the NMC Assets, all other tangible and intangible assets used in the maintenance or operation of Point Beach and owned by NMC; and

(xix) All other assets and properties of every kind and description and wherever located, directly or indirectly, owned or held for use by Seller and its Affiliates and not primarily used in, or primarily related to, the Point Beach Assets.

Section 2.2 Assumption and Exclusion of Liabilities.

(a) Assumed Liabilities. Except as expressly provided in Section 2.2(b), upon the terms and subject to the conditions set forth in this Agreement, Buyer shall, on the Closing Date, assume, agree to pay, perform and discharge when due any and all, and indemnify and hold Seller harmless from and against any and all Losses attributable to, liabilities of Seller relating to the Point Beach Assets, including the following liabilities (the “Assumed Liabilities”):

(i) All Liabilities of Seller arising on or after the Closing Date with respect to the ownership, operation, use or maintenance of the Point

Beach Assets, and all Liabilities of Seller arising on or after the Closing Date under the Seller’s Agreements, the Fuel Contracts, the Dominion Lease, the Farmland Leases, the Non-Material Contracts, the Generation-Transmission Interconnection Agreement and the Transferable Permits in accordance with the terms thereof, including all Liabilities of Seller arising on or after the Closing Date relating to the contracts, licenses, agreements and personal property leases entered into with respect to the Point Beach Assets after the date hereof consistent with the terms of this Agreement, except to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Seller;

(ii) All Liabilities of Seller and NMC under the employment agreements listed on Section 3.8(b) of the Seller Disclosure Schedule arising on or after the Closing Date;

(iii) All Liabilities of Seller and NMC under the Collective Bargaining Agreements arising on or after the Closing Date;

(iv) All Liabilities of Seller and NMC under Seller’s and NMC’s agreements with contractors providing for security-related and other services by Independent Contractors at the Facilities, which agreements are listed on Section 3.8(c) of the Seller Disclosure Schedule arising on or after the Closing Date;

(v) All Liabilities of Seller and NMC with respect to the Transferred Employees and Independent Contractors, including all Liabilities relating to personal injury, discrimination, harassment, retaliation, wrongful discharge, unfair labor practice, or constructive termination of any individual, or similar claim or cause of action attributable to any actions or inaction of Buyer on or after the Closing Date;

(vi) All Liabilities of Seller under or related to Environmental Laws, Environmental Permits, Nuclear Laws or the common law with respect to the Site, including, all Liabilities for the off-Site transportation, off-Site disposal, off-Site storage and off-Site Release of Hazardous Substances prior to the Closing Date; provided, that Buyer does not assume any Liability for the off-Site transportation, off-Site disposal or off-Site Release of Nuclear Material prior to the Closing Date; provided, further, that for purposes of this Section 2.2, “off-Site” does not include any location adjoining the Site to which Nuclear Material disposed of or Released at the Site have migrated;

(vii) All Liabilities associated with or arising from the Point Beach Assets in respect of Taxes for which Buyer is liable pursuant to Section 2.4 or Section 5.7;

(viii) All Liabilities with respect to Transferred Employees for which Buyer is responsible pursuant to Section 5.9;

(ix) With respect to the Point Beach Assets, all Liabilities for any Taxes (i) that may be imposed by any Governmental Authority on the ownership, sale, operation or use of the Point Beach Assets on or after the Closing Date and that relate to periods on or after such Closing Date or (ii) that relate to or arise from the Point Beach Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date (except for any Income Taxes imposed upon Seller arising from the sale of the Point Beach Assets, any Taxes imposed upon Seller or Seller’s Qualified Decommissioning Fund as a result of the transactions contemplated by this Agreement, any Income Taxes attributable to income actually received and retained by Seller and any Taxes imposed upon Seller under Section 5.7);

(x) All Liabilities of Seller to Decommission the Facilities and the Site and to dispose of Nuclear Material located at, in, on or under the Site on or after the Closing Date;

(xi) All Liabilities for Department of Energy Decommissioning and Decontamination Fees relating to the Facilities and the Site incurred on or after the Closing Date;

(xii) All Liabilities of Seller associated with (i) the Nuclear Fuel from and after the Closing Date and (ii) the management, storage, removal, transportation and disposal on and after the Closing Date of all Spent Nuclear Fuel and other Nuclear Material located at or associated with Point Beach;

(xiii) All obligations of Seller arising on or after the Closing Date to pay to ANI any additional premiums due to audit assessments performed on or after the Closing Date;

(xiv) All Liabilities of Seller arising under or relating to Nuclear Laws or relating to any claim in respect of Nuclear Fuel or Nuclear Materials arising out of the ownership or operation of the Point Beach Assets on or after the Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership, maintenance or operation of the Point Beach Assets on or after the Closing Date, including Liabilities arising out of or resulting from an “extraordinary nuclear occurrence,” a “nuclear incident” or a “precautionary evacuation” (as such terms are defined in the Atomic Energy Act) at the Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Site or any other site on or after the Closing Date, including Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140, and 10 C.F.R. § 50.54(w);

(xv) Third party Liabilities of Seller for any claims arising as a result of or in connection with loss of life or injury to persons or damage to property prior to, on or after the Closing Date caused (or allegedly caused) by the presence, Release or threatened Release of Hazardous Substances at, adjacent to or migrating from the Site prior to, on or after the Closing Date;

(xvi) Any Liability of Seller for any Price-Anderson Act secondary financial protection retrospective premium obligation for (i) nuclear worker Liability attributable to employment on or after the Closing Date or (ii) any third-party Liability arising out of any nuclear incident on or after the Closing Date;

(xvii) Except as otherwise expressly provided herein, Liabilities of Buyer to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

(xviii) All other Liabilities of Seller relating to the Point Beach Assets, the Facilities or the Site, except to the extent that such Liabilities constitute Excluded Liabilities;

provided, that, if the Effective Date (as defined in the Interim Operating Agreement) of the Interim Operating Agreement shall occur prior to the Closing Date, the Liabilities set forth in Sections 2.2(a)(ii), (iii), (v) and (viii) as they pertain to the NMC Bargaining Unit Transferred Employees and NMC employees that are Non-Bargaining Unit Transferred Employees shall apply at the time of the Effective Date (other than any such Liabilities under Sections 5.9(e)(ii), (iii), (iv), (v) and (vi) hereof), with the term “Effective Date” replacing the term “Closing Date” in the provisions of Sections 2.2(a)(ii), (iii), (v) and (viii) for such transfer and assumption of Liabilities.

(b) Excluded Liabilities. Buyer shall not assume or be liable for the following Liabilities of Seller (the “Excluded Liabilities”):

(i) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Point Beach Assets;

(ii) Any Liabilities of Seller for Taxes (i) attributable to the ownership, sale, operation, maintenance or use of the Point Beach Assets (including any withholding Taxes imposed on Seller with respect to the Transferred Employees) for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 2.4 or Section 5.7 hereof, and (ii) imposed on Seller or Seller’s Qualified Decommissioning Fund as a result of the transactions contemplated by this Agreement;

(iii) Any Liabilities of Seller arising under the NPPOSA, and any Liabilities of Seller arising under the Transitional Advisory Support

Services Agreement, the Interim Operating Agreement, the Generation-Transmission Interconnection Agreement, the Seller’s Agreements, the Fuel Contracts, the Transferable Permits, the Dominion Lease, the Farmland Leases or the Non-Material Contracts prior to the Closing Date;

(iv) Any Liabilities of Seller for any monetary fines or penalties imposed by a Governmental Authority, and investigatory, legal or similar costs incurred by Buyer resulting from Buyer’s defense of such action, with respect to the Point Beach Assets and accrued or imposed for events that occurred prior to the Closing Date;

(v) Subject to Section 2.4, any payment obligations of Seller for goods delivered or services rendered prior to the Closing Date, including, but not limited to, rental or lease payments due and owing prior to the Closing Date pursuant to any leases relating to Tangible Personal Property;

(vi) Any Liabilities arising prior to the Closing Date relating to Seller’s operations on, or usage of, the Easements, including Liabilities arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources, but only to the extent caused by Seller;

(vii) Subject to Section 5.9 under which certain Benefit Plan Liabilities are assumed by Buyer, any Liabilities of Seller or NMC relating to any Benefit Plan, any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Seller or NMC or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller or NMC under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller, NMC or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by Seller, NMC or any ERISA Affiliate or to which Seller, NMC or any ERISA Affiliate is or was obligated to contribute (the “Plans”), including, but not limited to any such Liability of Seller (i) for the termination or discontinuance of, or Seller’s, NMC’s or an ERISA Affiliate’s withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against Buyer, any Plan or any fiduciary or former fiduciary of, any of the Plans;

(viii) Any Liabilities of Seller or NMC relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, constructive termination, wrongful discharge, unfair labor practices, or constructive termination by Seller or NMC of any individual, or any similar or related claim or cause of action attributable to any actions or inactions by Seller or NMC prior to the Closing Date with respect to the Point Beach Assets, the Transferred Employees, Independent Contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of Seller or NMC or any Affiliate of Seller or NMC, or that are filed with or pending before any court, administrative agency or arbitrator prior to the Closing Date, provided that neither Seller nor NMC will have any Liability for similar actions or inactions by Buyer or any successor thereto on or after the Closing Date;

(ix) All Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Point Beach and sold on or prior to the Closing Date;

(x) All Liabilities of Seller for the off-Site transportation, off-Site disposal, off-Site storage and off-Site Release of Nuclear Material prior to the Closing Date; provided, that, for purposes of this Section 2.2, “off-Site” does not include any location adjoining the Site to which Nuclear Material disposed of or Released at the Site have migrated;

(xi) Except as otherwise provided in this Agreement, any Taxes incurred by Seller’s Qualified Decommissioning Fund for taxable periods, or portions thereof, ending on or prior to the Closing Date;

(xii) Any Liability for a Third Party Claim against Seller and relating to the Point Beach Assets for personal injury, death or property damage (except for personal injury, death or property damage relating to Liabilities from Environmental Laws) suffered by such third party arising from the use or ownership of the Point Beach Assets prior to the Closing Date, but only to the extent directly resulting from the negligent acts or omissions of Seller;

(xiii) Except as otherwise expressly provided herein, Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

(xiv) Any other Liabilities expressly allocated to or retained by Seller in this Agreement.

Section 2.3 Purchase Price; Purchase Price Adjustment; Allocation of Purchase Price.

(a) Payment of Purchase Price. Buyer shall pay in consideration for the Point Beach Assets the aggregate amount of Nine Hundred Ninety-Eight Million Dollars ($998,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 2.3(b), by wire transfer of immediately available funds to an account or accounts designated by Seller, at the Closing as provided in Section 2.7.

(b) Purchase Price Adjustment.

(i) Subject to Sections 2.3(b)(ii) and Section 2.3(b)(iii), at the Closing, the Purchase Price shall be adjusted on a dollar-for-dollar basis, without duplication, to account for the items set forth in this Section 2.3(b):

(1) The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 2.4.

(2) The Purchase Price shall be (A) increased if and to the extent that the net book value of the Nuclear Fuel owned by Seller as of the Closing Date is greater than One Hundred Thirty-Six Million One Hundred Thousand Dollars ($136,100,000), and (B) decreased if and to the extent that net book value of the Nuclear Fuel owned by Seller as of the Closing Date is less than One Hundred Thirty-Six Million One Hundred Thousand Dollars ($136,100,000) (all calculations are to be consistent with Seller’s past practices).

(3) The Purchase Price shall be (A) increased if and to the extent that the book value of the Non-Nuclear Fuel Inventories on the Closing Date is greater than Twenty-Four Million Dollars ($24,000,000), and (B) decreased if and to the extent that the book value of the Non-Nuclear Fuel Inventories on the Closing Date is less than Twenty-Four Million Dollars ($24,000,000) (all references to book value are deemed to mean book value calculated in accordance with GAAP consistent with Seller’s past practice);

(4) The Purchase Price shall be increased by the amount of any and all expenditures made with respect to the Facilities or the Site between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment and other expenditures or repairs on property, plant and equipment relating to the Facilities or the Site that are capitalized by Seller in accordance with its normal accounting policies; provided, that such expenditures (A) are described on a project-by-project basis in the Capital Budget as set forth on Section 5.1(a) of the Seller Disclosure Schedule and the amount or projected amount to complete each project does not exceed the budgeted amount by more than ten percent (10%), (B) are necessary to comply with applicable Laws, NRC Licenses, NRC Commitments or Permits, (C) have been approved by Buyer in writing, or (D) are made in accordance with Prudent Utility Practices and do not exceed Three Million Dollars ($3,000,000) in the aggregate (collectively, the “Capital Expenditures”). Nothing in this paragraph shall be construed to limit Seller’s rights and obligations to make all Capital Expenditures necessary to comply with the NRC Licenses, the NRC Commitments and other Permits.

(5) If the projected cost to dispose of the Low Level Waste at the Facilities as of the Closing Date (as calculated in accordance with Schedule 2.3(b)(i)(5)) is greater than Eight Million Eight Hundred Thousand Dollars ($8,800,000), the Purchase Price shall be adjusted downward by every dollar that the cost of such Low Level Waste disposal is greater than Eight Million Eight Hundred Thousand Dollars ($8,800,000). Conversely, if the projected cost to dispose of the Low Level Waste at the Facilities as of the Closing Date (as calculated in accordance with Schedule 2.3(b)(i)(5)) is less than Eight Million Eight Hundred Thousand Dollars ($8,800,000), the Purchase Price shall be adjusted upward by every dollar that the cost of such Low Level Waste disposal is less than Eight Million Eight Hundred Thousand Dollars ($8,800,000).

(6) In the event that the Additional Requested Rulings described in Section 5.15(b) are not obtained from the IRS prior to the Closing Date, the Purchase Price shall be increased in an amount equal to the product of 0.25 multiplied by the difference between (a) the Decommissioning Target and (b) Three Hundred Sixty Million Dollars ($360,000,000) which amount shall be increased by five and a half percent (5.5%) per annum, which shall be compounded daily on and after August 31, 2007 through and including the Closing Date; provided, that such difference is a positive amount.

(7) The Purchase Price shall be adjusted as provided in Section 5.7(c) hereof.

(8) The Purchase Price shall be adjusted as provided in Section 5.9(h) hereof.

(9) The Purchase Price shall be adjusted as provided in Section 5.10(e) hereof.

(10) If Closing has not occurred on or before September 30, 2007, the Purchase Price shall be adjusted downward in the amount of Two Hundred Thousand Dollars ($200,000) for each day that Closing does not occur after September 30, 2007 and on or before October 30, 2007. If Closing has not occurred on or before October 30, 2007, the Purchase Price shall be adjusted downward in the amount of One Hundred Thousand Dollars ($100,000) for each day that Closing does not occur after October 30, 2007.

(11) If Closing occurs after July 1, 2007 and on or before August 30, 2007, the Purchase Price shall be adjusted upward in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for each day that Closing occurs prior to August 31, 2007.

(12) The Purchase Price shall be adjusted as provided in Section 5.25.

(ii) No less than ten (10) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver or make available to Buyer an estimated closing statement (the “Estimated Closing Statement”) that shall set forth Seller’s estimate of all estimated adjustments to the Purchase Price required by Section 2.3(b)(i) (the “Estimated Adjustments”). Seller shall cooperate with Buyer and provide Buyer and its Representatives reasonable access to all information used to calculate the Estimated Adjustments. Within five (5) Business Days after the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to any Estimated Adjustment in writing, setting forth in detail a description of the basis for the objection and the amount of the subject Estimated Adjustments as determined by Buyer. If Buyer objects to an Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If and to the extent the Parties are able to do so prior to the Closing Date (or if Buyer does not object to any of the Estimated Adjustments), the Purchase Price shall be adjusted for the Closing by the amount of the Estimated Adjustments not in dispute. The Purchase Price, as so adjusted at Closing by the undisputed Estimated Adjustments, but not including any adjustment pursuant to Section 2.3(b)(i)(7), is referred to herein as the “Closing Payment.” The Closing Payment shall be paid by Buyer to Seller at the Closing. The disputed Estimated Adjustments shall be resolved in accordance with the provisions of Section 2.3(b)(iii) and paid as part of any Post-Closing Adjustment to the extent required by Section 2.3(b)(iii).

(iii) Within sixty (60) Business Days after the Closing Date, Seller shall prepare and deliver or make available to Buyer a final closing statement (the “Post-Closing Statement”) that shall set forth all adjustments to the Purchase Price required by Section 2.3(b)(i) and any disputed Estimated Adjustments pursuant to Section 2.3(b)(ii) (the “Proposed Post-Closing Adjustment”) and all work papers detailing such adjustments. Within thirty (30) days after the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the Proposed Post-Closing Adjustment in writing, setting forth in detail a description of the basis for the objection and the amount of the subject Proposed Post-Closing Adjustment as determined by Buyer. Seller and Buyer agree to cooperate with one another to provide one another with the information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller’s and Buyer’s joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the “Post-Closing Adjustment”) by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

(c) Allocation of Purchase Price.

(i) At least forty-five (45) days prior to the Closing Date, Buyer and Seller shall jointly agree to an estimated allocation among the Point Beach Assets of the sum of the Purchase Price and the Assumed Liabilities that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder (the “Estimated Allocation”); provided, however, that if Buyer and Seller cannot mutually agree on an Estimated Allocation by such date, then Buyer shall determine the Estimated Allocation for Transfer Tax, bulk sale filings and for all other Closing document purposes.

(ii) Within ninety (90) days prior to the extended due date for Tax Returns for the taxable year in which the Closing occurs, Buyer and Seller shall jointly agree to an allocation among the Point Beach Assets of the sum of the Purchase Price (including any adjustments thereto) and the Assumed Liabilities (together with any other relevant items) that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”); provided, however, that if Buyer and Seller cannot mutually agree on an Estimated Allocation by such date then the dispute between Buyer and Seller shall be decided by the Independent Appraiser whose decision as to the disputed item shall be final and binding upon Buyer and Seller.

(iii) Except to the extent required to comply with a Final Determination, Buyer and Seller (to the extent Seller is required to make any such reports) shall report the transactions contemplated by this Agreement for all Tax purposes in a manner consistent with the Allocation. Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with the Allocation without the consent of the other Party. To the extent such filings are required, Buyer and Seller agree to file IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), and all federal, state, local and foreign Tax Returns, in accordance with the Allocation. Subsequent to the preparation of the Estimated Allocation and the Allocation as provided in Section 2.3(c)(i) and Section 2.3(c)(ii), respectively, Buyer and Seller agree to provide the other with any information required to complete IRS Form 8594 within ten (10) days of the request for such information. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding relating to Taxes regarding the allocation of the Purchase Price pursuant to this Section 2.3(c). Buyer and Seller shall treat the transaction contemplated by this Agreement as the acquisition by Buyer of a trade or business for United States federal income Tax purposes and agree that no portion of the consideration shall be treated in whole or in part as the payment for services or future services.

(iv) Buyer and Seller agree that the transactions contemplated by this Agreement and the Ancillary Agreements shall be treated for all Tax purposes consistent with the totality of the terms and conditions contained in this Agreement and the Ancillary Agreements.

Section 2.4 Proration.

(a) Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the business and operation of the Point Beach Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i) Taxes, assessments and other charges, if any, relating to the ownership, use or business of the Point Beach Assets;

(ii) Any prepaid expenses (including security deposits) relating to the Point Beach Assets;

(iii) Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to Seller under any of Seller’s Agreements, the Dominion Lease, the Farmland Leases or the Non-Material Contracts;

(iv) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

(v) Sewer rents and charges for water, telephone, electricity and other utilities;

(vi) Fees or charges (other than Taxes) imposed by any Governmental Authority;

(vii) Insurance premiums with respect to the Nuclear Insurance Policies with ANI transferred to Buyer pursuant to Section 2.1(a)(xii); and

(viii) the Spent Nuclear Fuel Fees paid in accordance with Section 5.11(a).

(b) Notwithstanding any other provision of this Agreement, (i) a Tax in the form of interest or penalties shall be allocated (i) to Seller (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Seller to pay a Tax or failure by Seller to file a Tax Return, in each case, that was due before the Closing Date and (ii) to Buyer (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Buyer to pay a Tax or failure by Buyer to file a Tax Return, in each case that was due on or after the Closing Date. In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.4.

(c) To the extent that the proration of a Tax under this Section 2.4 allocates such Tax to a period (or portion thereof) ending before the Closing Date, such Tax shall constitute an Excluded Liability. To the extent that the proration of a Tax under this Section 2.4 allocates such Tax to a period (or portion thereof) ending on or after the Closing Date, such Tax shall constitute an Assumed Liability.

Section 2.5 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Point Beach Assets contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Chicago time, on the sixth Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, or at such other time or on such other date or at such other place as Seller and Buyer may agree upon in writing (the day on which the Closing takes place being, the “Closing Date”).

Section 2.6 Closing Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(a) All Ancillary Agreements duly executed by Seller, as applicable;

(b) Copies of Seller’s Required Regulatory Approvals;

(c) Recorded memorandum of Seller’s Right of First Refusal;

(d) Copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

(e) A certificate of status with respect to Seller, issued by the Department of Financial Institutions of the State of Wisconsin;

(f) The assets of the Qualified Decommissioning Fund to be transferred pursuant to Section 5.10 shall be delivered to the Trustee of the Post-Closing Decommissioning Trust Agreement;

(g) Seller’s certificate in the form of Exhibit J hereto satisfying the requirements of the Foreign Investment and Real Property Tax Act of 1980 (the “FIRPTA Certificate”);

(h) Such affidavits, releases, certificates or other evidence reasonably required pursuant to the Title Commitment including a Seller’s Affidavit required by the title company to delete the “gap” and “standard” exceptions set forth in the Title Commitment;

(i) A title policy issued by Chicago Title Insurance Company of New York insuring Buyer’s interest in the Real Property and the ATC Easement in the amount of the Purchase Price subject only to the Permitted Encumbrances;

(j) The Wisconsin Real Estate Transfer Return duly executed by Seller;

(k) A schedule setting forth Nuclear Material, Nuclear Fuel Inventories and Non-Nuclear Fuel Inventories as of the Closing Date; and

(l) A schedule setting forth the Low Level Waste at the Facilities as of the Closing Date.

Section 2.7 Closing Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(a) The Closing Payment;

(b) All Ancillary Agreements duly executed by Buyer, as applicable;

(c) Copies of Buyer’s Required Regulatory Approvals;

(d) Copies, certified by the Secretary or any Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer and Buyer’s Parent in connection herewith, and the consummation of the transactions contemplated hereby;

(e) A certificate of good standing with respect to Buyer, issued by the Secretary of State of the State of Wisconsin and a certificate of good standing with respect to Buyer’s Parent, issued by the Secretary of State of the State of Florida;

(f) A certificate of authority of Buyer (or its assignee of this Agreement) to do business in Wisconsin, issued by the Department of Financial Institutions of the State of Wisconsin; and

(g) A copy of the Post-Closing Decommissioning Trust Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as otherwise set forth in the forms, statements, schedules, reports and documents filed by Seller or Seller’s parent company, Wisconsin Energy Corporation, a Wisconsin corporation, with the SEC, or in the Seller Disclosure Schedule, as follows (it being agreed and understood that (i) any matter set forth for purposes of this Article III in any section of the Seller Disclosure Schedule shall be deemed disclosed with respect to any other relevant section of this Article III to the extent (notwithstanding the absence of a specific cross-reference) it is reasonably apparent that such disclosure relates to such other section and (ii) no reference to or disclosure of any item on the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Seller Disclosure Schedule):

Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of Seller, each as amended and in effect on the date hereof, have been made available to Buyer.

Section 3.2 Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and at the Closing, the Ancillary Agreements, as applicable, will be duly and validly executed and delivered by Seller, and assuming that this Agreement and the Ancillary Agreements, as applicable, constitute valid and binding agreements of Buyer and subject to the receipt of Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals, this Agreement and the Ancillary Agreements, as applicable, constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and to general principals of equity (whether considered in a proceeding at law or in equity).

Section 3.3 Consents and Approvals; No Violation.

(a) Subject to the receipt of the third-party consents set forth on Section 3.3(a) of the Seller Disclosure Schedule and the Seller’s Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements, as applicable, by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Articles of Incorporation or By-laws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Point Beach Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect; or (iii) constitute violations of any Law applicable to Seller, or any of its assets, which violation would have a Material Adverse Effect.

(b) Except for the Seller’s Required Regulatory Approvals set forth on Section 3.3(b) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Ancillary Agreements, as applicable, or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not have a Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

Section 3.4 Reports. Since January 1, 2005, Seller has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, the NRC, the FCC, the Department of Energy and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Seller with respect to the Point Beach Assets or the ownership or operation thereof under each of the Securities Act, the Exchange Act, the applicable state public utility laws, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Public Utility Holding Company Act of 2005, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder, except for such filings the failure of which to make would not have a Material Adverse Effect. All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

Section 3.5 Title and Related Matters.

(a) Seller has marketable title to all of the Real Property, its interest in the Dominion Lease, and all other real property interests which are necessary to operate the Point Beach Assets free and clear of all Encumbrances, except Permitted Encumbrances. Seller has good and valid title to the Point Beach Assets not constituting Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

(b) There are no pending or, to the Knowledge of Seller, threatened governmental proceedings in eminent domain which would materially affect the Real Property or the ATC Easement. To the Knowledge of Seller, the Real Property, the ATC Easement and the Dominion Lease comply in all material respects with applicable Law. To the Knowledge of Seller, there are no special assessments or Encumbrances imposed or contemplated by Governmental Authorities or violations that could be reasonably be expected to result in the creation of any material Encumbrance.

(c) Seller has not received written notice of, and to the Knowledge of Seller there is not, any defect or condition of the soil or land, but specifically not including wetlands, which could reasonably be expected to materially impair the use of the Real Property for the operation of the Point Beach Assets or any portion thereof.

(d) Other than the ATC Easements, the Farmland Leases, the siren agreements and those agreements set forth in Section 3.5(d) of the Seller Disclosure Schedule, there are no unrecorded real property leases, mortgages, deeds of trust, easements, licenses or other rights in real property which materially affect the use of the Real Property as currently used or have a financial impact in excess of $300,000; provided, however, should such unrecorded rights in real estate exist, Seller shall have the opportunity to cure whether by (i) obtaining the discharge of or providing insurance coverage over such interest or (ii) other acceptable means. Seller’s interest in all such agreements shall be transferred and assigned by Seller to Buyer on the Closing Date.

Section 3.6 Insurance. All material policies of property damage, fire, liability, Nuclear Insurance Policies, worker’s compensation and other forms of insurance relating to the Point Beach Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to NEIL policies), and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation, except for such policies the failure of which to have would not have a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Seller, no insurance with respect to the Point Beach Assets has been refused nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the past three (3) years, and all required notices have been sent to insurers to preserve all material claims under the aforementioned insurance policies.

Section 3.7 Environmental Matters. With respect to the Point Beach Assets and the ownership or operation thereof:

(a) Seller (alone or together with NMC) has obtained and holds all material Environmental Permits used in or necessary for the ownership and operation of the Facilities as conducted prior to the Closing Date, Seller (and NMC) is in material compliance with all of its obligations thereunder, there are no proceedings pending, or to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation, termination, modification or amendment of any such Environmental Permit, and Seller (and NMC) has not failed to make in a timely fashion any application or other filing required for the renewal of any such Environmental Permit which failure would reasonably be expected to result in such Environmental Permit’s termination or being revoked, terminated, suspended or adversely modified;

(b) The Facilities are in compliance in all material respects with all terms, conditions and provisions of, and have not received within the past two (2) years any written notice from any Governmental Authority that they are not or have not been in compliance with (i) all applicable Environmental Laws and (ii) all material Environmental Permits;

(c) There are no material Environmental Claims pending against Seller or, to the Knowledge of Seller, threatened, with respect to the Point Beach Assets and Seller does not have Knowledge of any facts or circumstances which are reasonably likely to form the basis for any material Environmental Claim against Seller with respect to the Point Beach Assets;

(d) To the Knowledge of Seller, no Releases of Hazardous Substances have occurred at, from, on, or under the Site, and no Hazardous Substances are present on or migrating from the Site, that are reasonably likely to give rise to a material Environmental Claim against Seller or require any Remediation;

(e) Neither the Site nor any portion thereof is an Environmental Clean-up Site and, to the Knowledge of Seller, neither Seller nor NMC has transported or arranged for treatment, storage, handling, disposal or transportation of any Hazardous Substances from the Site to any location which is an Environmental Clean-up Site;

(f) There are no (i) underground storage tanks, active or abandoned, or (ii) polychlorinated-biphenyl-containing equipment located at the Site;

(g) There are no Encumbrances arising under or pursuant to an Environmental Law with respect to the Point Beach Assets that are inconsistent with the current use of the Point Beach Assets and, to the Knowledge of Seller, there are no facts, circumstances, or conditions that are reasonably likely to materially restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the development or use of the Point Beach Assets, except those facts, circumstances or conditions relating to the status of the Point Beach Assets as a nuclear facility and except for such restrictions, Encumbrances or special conditions that are consistent with the current use of the Point Beach Assets;

(h) There have been no environmental audits or assessments with respect to the Point Beach Assets by, on behalf of, or which are in the possession of Seller or NMC which have not been made available, either in whole or in audit summary form that contains all material information, to Buyer prior to the execution of this Agreement; and

(i) There are no outstanding material claims by Seller or, to the Knowledge of Seller, NMC against comprehensive general liability or excess insurance carriers for any Loss resulting from, relating to or arising from Environmental Claims with respect to the Point Beach Assets.

Except for the representations in Section 3.3 (regarding third-party consents and Seller’s Required Regulatory Approvals), Section 3.6 (regarding any insurance issues relating to Environmental Claims or Environmental Laws) and Section 3.12(b) (regarding Environmental Permits), the representations and warranties made by Seller in this Section 3.7 are the exclusive representations and warranties made to Buyer relating to environmental matters.

Section 3.8 Labor Matters. Section 3.8(a) of the Seller Disclosure Schedule sets forth all Collective Bargaining Agreements that relate to the Seller Bargaining Unit Employees and NMC Bargaining Unit Employees as of the date of this Agreement. Section 3.8(b) of the Seller Disclosure Schedule sets forth all employment agreements between Seller or NMC and certain Non-Bargaining Unit Employees as of the date of this Agreement. Section 3.8(c) of the Seller Disclosure Schedule sets forth all agreements that relate to the Independent Contractors as of the date of this Agreement. To the Knowledge of Seller, each Seller Bargaining Unit Employee, NMC Bargaining Unit Employee, Non-Bargaining Unit Employee and Independent Contractor who provides services at the Facilities or otherwise in support of the Point Beach Assets is performing, and is qualified, licensed, certified or trained, in accordance with applicable government requirements or standards to perform the duties and responsibilities of their current job assignment, and each has the appropriate nuclear power plant access authorizations, where required.

Section 3.9 ERISA; Benefit Plans.

(a) Section 3.9(a) of the Seller Disclosure Schedule lists (as of the date of this Agreement) each employee benefit plan, including each employee benefit plan as defined in Section 3(3) of ERISA, and each other plan, contract, agreement, arrangement or policy, whether written or oral, qualified or non-qualified, providing for (i) severance benefits, bonuses, profit-sharing or other forms of incentive compensation; (ii) vacation, holiday, sickness or other time-off; (iii) health, medical, dental, disability, life, accidental death and dismemberment, employee assistance, educational assistance, relocation or fringe benefits or perquisites, including post-employment benefits; and (iv) deferred compensation, defined benefit or defined contribution retirement or pension benefits, or equity-based compensation that covers any Seller Bargaining Unit Employees and, to the Knowledge of Seller, NMC Bargaining Unit Employees and Non-Bargaining Unit Employees, or that is maintained, administered or with respect to which contributions are made by Seller or an ERISA Affiliate or, to the Knowledge of Seller, NMC or an ERISA Affiliate, in respect of Seller Bargaining Unit Employees, NMC Bargaining Unit Employees and Non-Bargaining Unit Employees (the “Benefit Plans”). To the Knowledge or Seller, true, correct, and complete copies of all such Benefit Plans, including all amendments thereto and other information regarding benefit changes that have been previously communicated, have been made available to Buyer.

(b) Except as set forth on Section 3.9(b) of the Seller Disclosure Schedule, Seller and its ERISA Affiliates and, to the Knowledge of Seller, NMC and its ERISA Affiliates, have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and to which Section 302 of ERISA applies. Except as set forth on Section 3.9(b) of the Seller Disclosure Schedule, neither NMC (to the Knowledge of Seller), Seller nor any ERISA Affiliate has incurred any liability under Sections 4062(b), 4063 or 4064 of ERISA to the PBGC in connection with any Benefit Plan that is subject to Title IV of ERISA, nor any withdrawal liability to any multiemployer pension plan under Section 4201 et. seq. of ERISA or to any multi-employer welfare benefit plan which is a Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification under all applicable Laws (or if no favorable determination letter has yet been issued, such Benefit Plan was timely submitted); and, to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of IRS qualification. No notice of a reportable event (as described in Section 4043 of ERISA) with respect to any Benefit Plan, for which the reporting requirement has not been waived, has been required to be reported to the PBGC and, to the Knowledge of Seller, no non-exempt prohibited transaction (as described in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan for which the Buyer could have any Liability.

(c) Neither Seller nor any ERISA Affiliate nor, to the Knowledge of Seller, NMC or any ERISA Affiliate, or successor corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction that may be disregarded under Section 4069 or Section 4212(c) of ERISA.

Section 3.10 Certain Contracts and Arrangements.

(a) Except for Seller’s interests in and rights under (i) those purchase orders, contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Point Beach Assets (the “Seller’s Agreements”), which are listed on Section 3.9(a) and Section 3.10(a)(i) of the Seller Disclosure Schedule, (ii) those contracts, agreements, commitments and understandings relating to the procurement or fabrication of Nuclear Fuel, a complete list of which is included on Section 3.10(a)(ii) of the Seller Disclosure Schedule (the “Fuel Contracts”), (iii) the Dominion Lease, (iv) the Farmland Leases, (v) contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Seller will be fully performed or terminated prior to the Closing Date, (vi) Non-Material

Contracts, (vii) the Ancillary Agreements, as applicable, and (viii) software licenses or data licensing contracts used in the conduct of the Point Beach Assets, including the NMC Intellectual Property, Seller is not, as of the date of this Agreement, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of the Point Beach Assets or provides for the sale of capacity, energy or ancillary services from any of the Point Beach Assets (whether or not entered into in the ordinary course of business).

(b) There is not, under any of the agreements listed on Sections 3.10(a)(i) and 3.10(a)(ii) of the Seller Disclosure Schedule, any breach, violation or default on the part of Seller, or to the Knowledge of Seller, on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect.

Section 3.11 Legal Proceedings. As of the date hereof, there are no claims, actions, proceedings or investigations pending against Seller or, to the Knowledge of Seller, NMC or, to the Knowledge of Seller (x) threatened against or (y) relating to Seller before any court, arbitrator, mediator or Governmental Authority with respect to the Point Beach Assets which would (i) have a Material Adverse Effect or (ii) prohibit the performance by Seller of this Agreement or any of the Ancillary Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby. Neither Seller nor, to the Knowledge of Seller, NMC, is subject to any outstanding Governmental Orders with respect to the Point Beach Assets which would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12 Permits.

(a) Seller (alone or together with NMC) has all permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 3.7 or licenses issued by the NRC referred to in Section 3.13 (collectively, “Permits”), used in, or necessary for the ownership and operation of, the Point Beach Assets as presently conducted or as required by Law, except where the failure to have such Permits would not have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. Seller has not received any written notification which remains unresolved that it is in violation of any of such Permits, or any Law applicable to the Point Beach Assets, except for notifications of violations that would not have a Material Adverse Effect. The Point Beach Assets are in compliance with all Permits and Laws of any Governmental Authority applicable to the Point Beach Assets, except for violations which would not have a Material Adverse Effect.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth all material Permits and Environmental Permits other than Transferable Permits applicable to the Point Beach Assets.

Section 3.13 NRC Licenses.

(a) Seller (alone or together with NMC) has all licenses, permits, and other consents and approvals applicable to Point Beach that are issued by the NRC and are necessary to the ownership and operation of the Point Beach Assets as presently operated, pursuant to the requirements of all Nuclear Laws and all such licenses are in full force and effect. Seller has not received any written notification which remains unresolved that it is in material violation of any of such license, or any order, rule, regulation, or decision of the NRC with respect to the Point Beach Assets. Seller is in material compliance with all Nuclear Laws and all orders, rules, regulations, or decisions of NRC applicable to it with respect to the Point Beach Assets.

(b) Section 3.13(b) of the Seller Disclosure Schedule sets forth all NRC Licenses applicable to the Point Beach Assets and currently in effect.

Section 3.14 Regulation as a Utility. Seller is a “subsidiary company” of a “holding company” as defined in the Public Utility Holding Company Act of 2005, a public utility within the meaning of the Federal Power Act and an electric utility within the meaning of the NRC regulations implementing the Atomic Energy Act. Seller is a public utility within the meaning of Wisconsin Statutes 196.01(5). Except with respect to local tax and zoning laws, Seller is not, as a result of its ownership or operation of the Point Beach Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States other than Wisconsin and Michigan, any foreign country or any municipality or any political subdivision of the foregoing.

Section 3.15 Tax Matters. Except as set forth on Section 3.15 of the Seller Disclosure Schedule and except with respect to the portion of the Point Beach Assets that are part of the Qualified Decommissioning Fund, with respect to the Point Beach Assets, (i) all material Tax Returns of Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership or operation of the Point Beach Assets have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid, except where such Taxes are being contested in good faith through appropriate proceedings. No notice of deficiency or assessment has been received from any taxing authority with respect to any material amount of liabilities for Taxes of Seller in respect of the Point Beach Assets that has not been fully paid or finally settled, except for matters that are being contested in good faith through appropriate proceedings. There are no Encumbrances for Taxes upon the Point Beach Assets, except for Encumbrances for Taxes not yet due and payable and Encumbrances for Taxes that are being contested in good faith through appropriate proceedings.

Section 3.16 Qualified Decommissioning Fund.

(a) Except as described on Section 3.16(a) of the Seller Disclosure Schedule, with respect to all periods prior to the Closing: (i) Seller’s Qualified Decommissioning Fund has been a trust, validly existing under the Laws of the State of Illinois, with all requisite authority to conduct its affairs as it now does; (ii) Seller’s Qualified Decommissioning Fund satisfied the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Fund” and a “Qualified Nuclear Decommissioning Fund” within the meaning of Treas. Reg. §1.468A-1(b)(3); (iii)

Seller’s Qualified Decommissioning Fund has been in compliance with all applicable Laws of the NRC, FERC, the IRS, PSCW, MPSC and any other Governmental Authority; (iv) Seller’s Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Treas. Reg. § 1.468A-5(b)(2); (v) no “excess contribution,” as defined in Treas. Reg. § 1.468A-5(c)(2)(ii), has been made to Seller’s Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. § 1.468A-5(c)(2)(i); and (vi) Seller has timely made valid elections to make annual contributions to the Qualified Decommissioning Fund since the first taxable year after the establishment of such fund and Seller has made available copies of such elections requested by Buyer for the Tax years ended December 31, 2001 through 2005.

(b) Seller has heretofore delivered or made available to Buyer a copy of Seller’s Decommissioning Trust Agreement as in effect on the date of this Agreement. Seller agrees not to amend Seller’s Decommissioning Trust Agreement between the date of this Agreement and the Closing Date without Buyer’s prior written consent, which shall not be unreasonably withheld, except for any amendment which may be required to be made to Seller’s Decommissioning Trust Agreement by any Law, to permit the transfer contemplated by Section 5.10 or to facilitate receipt of any Required Rulings pursuant to Section 5.15.

(c) Subject only to Seller’s Required Regulatory Approvals, Seller and the Trustee have, or as of Closing will have, all requisite authority to cause the assets of the Qualified Decommissioning Fund to be transferred on behalf of Buyer to the Trustee of the Post-Closing Decommissioning Trust Agreement.

(d) With respect to all periods prior to the Closing, (i) Seller or the Trustee of Seller’s Qualified Decommissioning Fund has filed or caused to be filed with the NRC, FERC, PSCW, MPSC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that may be contributed to the Qualified Decommissioning Fund or may require distributions to be made from the Qualified Decommissioning Fund. Seller has delivered or made available to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for Seller’s Qualified Decommissioning Fund and a complete copy of the currently pending request for revised ruling amounts, together with all exhibits, amendments and supplements thereto. Any amounts contributed to Seller’s Qualified Decommissioning Fund while such ruling request is pending before the IRS and which are finally determined to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Seller’s Qualified Decommissioning Fund within the period provided in Treas. Reg. § 1.468A-5(c)(2)(i).

(e) Seller has made available to Buyer a statement of assets and liabilities verified by the Trustee for Seller’s Qualified Decommissioning Fund as of December 31, 2005 and will make such an unaudited statement as of the last Business Day before Closing available within sixty (60) days after the Closing, and they present or will present fairly in all material respects as of such dates the financial position of

Seller’s Qualified Decommissioning Fund. There are no Encumbrances for Taxes upon the assets of the Seller’s Qualified Decommissioning Fund other than Permitted Encumbrances.

(f) Seller’s Qualified Decommissioning Fund has filed or as of the Closing Date will have filed all material Tax Returns required to be filed prior to the Closing Date with respect to all taxable periods ending on or prior to the Closing Date, including returns for estimated Income Taxes; such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown on Section 3.16(f) of the Seller Disclosure Schedule, no notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of Seller’s Qualified Decommissioning Fund which have not been fully paid or finally settled, and any such deficiency shown on Section 3.16(f) of the Seller Disclosure Schedule, is being contested in good faith through appropriate proceedings. Except as set forth on Section 3.16(f) of the Seller Disclosure Schedule, there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with Seller’s Qualified Decommissioning Fund for any period.

Section 3.17 Intellectual Property. Section 3.17 of the Seller Disclosure Schedule lists the registrations and applications for Intellectual Property that are owned by Seller and included in the Point Beach Assets (the “Owned Intellectual Property”). The Owned Intellectual Property and the NMC Intellectual Property is all of the Intellectual Property reasonably necessary for the operation and maintenance of the Point Beach Assets. Except as otherwise described in Section 3.17 of the Seller Disclosure Schedule, Seller is the sole owner of all right, title, and interest in the Owned Intellectual Property. No proceedings have been instituted, or are pending or, to the Knowledge of Seller, threatened, which challenge the rights of Seller in respect of the Owned Intellectual Property. Except as would not have a Material Adverse Effect, to the Knowledge of Seller, the operation and maintenance of the Point Beach Assets, as presently conducted, does not infringe or otherwise violate any Intellectual Property rights of any other Person, no Person is materially infringing or otherwise violating any of the Owned Intellectual Property, and Seller has not received any written notice thereof in the past two (2) years.

Section 3.18 Undisclosed Liabilities. Since January 1, 2006, Seller has not incurred any Liabilities arising from the ownership of the Point Beach Assets that would be required to be reflected or reserved against in a consolidated balance sheet of Seller prepared in accordance with GAAP consistent with past practice, other than (a) Liabilities incurred in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with the transactions contemplated hereby or otherwise contemplated or permitted by this Agreement; and (c) Liabilities which would not have a Material Adverse Effect.

Section 3.19 Complete Copies. Buyer has been provided access to true, complete and unredacted copies of the Seller’s Agreements, the Fuel Contracts, the

Dominion Lease, the Farmland Leases, the Non-Material Contracts, the Generation-Transmission Interconnection Agreement and the Transferable Permits.

Section 3.20 Zoning Classification. The Real Property is zoned as set forth on Section 3.20 of the Seller Disclosure Schedule and is currently zoned in zoning categories which permit the operation of the Facilities including all ancillary facilities on the Site as currently operated, as a matter of right. Seller has not requested, applied for, or given its consent to, and Seller has no Knowledge of, any pending zoning variance or change with respect to the zoning of the Real Property. To the Knowledge of Seller, there exist no outstanding covenants or agreements in connection with the zoning of the Real Property or any portion thereof which would bind or require Buyer to perform any actions or pay any monies in connection therewith.

Section 3.21 Sufficiency of Purchased Assets. Taken together, the Point Beach Assets constitute substantially all of the material tangible and intangible assets necessary to operate Point Beach consistent in all material respects with the manner in which it has been operated during the twelve (12) month period prior to the date of this Agreement (it being understood and agreed that nothing set forth in this Section 3.21 constitutes a representation or warranty that the Point Beach Assets can or will be operated at the existing performance levels following the Closing Date).

Section 3.22 Brokerage Fees and Commissions. No broker, finder or investment banker, other than Concentric Energy Advisors, whose fee shall be paid by Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

Section 3.23 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE POINT BEACH ASSETS ARE BEING SOLD AND TRANSFERRED “AS IS, WHERE IS,” AND ACCORDINGLY SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE POINT BEACH ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE POINT BEACH ASSETS, OR ANY PART THEREOF, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE III, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE POINT BEACH ASSETS OR THE SUITABILITY OF THE

FACILITIES FOR OPERATION AS A POWER PLANT AND NO OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY OFFICER, EMPLOYEE, CONSULTANT OR AGENT THEREOF, OR ANY BROKER OR INVESTMENT BANKER WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE POINT BEACH ASSETS OR ANY PART THEREOF.

THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES HERETO AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Buyer and Buyer’s Parent represents and warrants to Seller, except as otherwise set forth in the forms, statements, schedules, reports and documents filed by Buyer’s Parent with the SEC, and except as otherwise set forth on the Buyer Disclosure Schedule, as follows (it being agreed and understood that (i) any matter set forth for purposes of this Article IV in any section of the Buyer Disclosure Schedule shall be deemed disclosed with respect to any other relevant section of this Article IV to the extent (notwithstanding the absence of a specific cross-reference) it is reasonably apparent that such disclosure relates to such other section and (ii) no reference to or disclosure of any item on the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Buyer Disclosure Schedule):

Section 4.1 Organization; Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wisconsin. Buyer’s Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida. Each of Buyer and Buyer’s Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer has heretofore delivered or made available to Seller complete and correct copies of its Certificate of Formation and Operating Agreement as currently in effect. Buyer’s Parent has heretofore delivered or made available to Seller complete and correct copies of its Articles of Incorporation and By-laws as currently in effect. Buyer is, or on the Closing Date will be, qualified to conduct business in the State of Wisconsin.

Section 4.2 Authority Relative to this Agreement. Each of Buyer and Buyer’s Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this

Agreement and the Ancillary Agreements as applicable, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate action required on the part of each of Buyer and Buyer’s Parent and no other corporate proceedings on the part of Buyer or Buyer’s Parent are necessary to authorize this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Buyer’s Parent, and assuming that this Agreement constitutes a valid and binding agreement of Seller and subject to the receipt of Buyer’s Required Regulatory Approvals and Seller’s Required Regulatory Approvals, constitutes a valid and binding agreement of each of Buyer and Buyer’s Parent, enforceable against each of Buyer and Buyer’s Parent in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.3 Consents and Approvals; No Violation.

(a) Subject to the receipt of the third-party consents set forth on Section 4.3(a) of the Buyer Disclosure Schedule and the Buyer’s Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by each of Buyer and Buyer’s Parent nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation and Operating Agreement of Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder (a “Buyer Material Adverse Effect”), or (iv) violate any Laws applicable to Buyer, which violations would have a Buyer Material Adverse Effect. Buyer has no Knowledge of any facts or circumstances that make it reasonably likely that Buyer’s Required Regulatory Approvals will not be obtained.

(b) Except for the Buyer’s Required Regulatory Approvals set forth on Section 4.3(b) of the Buyer Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

Section 4.4 Availability of Funds. Buyer has sufficient funds available to it through corporate funds or commitment letters from financial institutions to provide sufficient funds to pay the Purchase Price on the Closing Date and to enable Buyer to timely perform all of its obligations under this Agreement.

Section 4.5 Legal Proceedings. To the Knowledge of Buyer or Buyer’s Parent, there are no claims, actions, proceedings or investigations pending or threatened against Buyer or Buyer’s Parent before any court, arbitrator, mediator or Governmental Authority which would (i) have a Buyer Material Adverse Effect or (ii) prohibit the performance by Buyer of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Buyer is not subject to any outstanding Governmental Orders which would have a Buyer Material Adverse Effect.

Section 4.6 WARN Act. Neither Buyer nor Buyer’s Parent has any intention with respect to the Point Beach Assets to engage in a “plant closing” or “mass layoff,” as such terms are defined in the WARN Act or any similar applicable state or local Law, within ninety (90) days after the Closing Date.

Section 4.7 Transfer of Assets of Qualified Decommissioning Fund. With respect to Seller’s transfer of the assets of Seller’s Qualified Decommissioning Fund to the Trustee under the Post-Closing Decommissioning Trust Agreement, except for the fact that Point Beach as owned by Buyer may not be treated as a “nuclear power plant” within the meaning of Treas. Reg. § 1.468A-1(b)(4) because Buyer’s rates for the sale or furnishing of electricity are not established or approved by a public utility commission or under the jurisdiction of the Rural Utilities Service. Buyer otherwise will acquire and own a “qualifying interest” in Point Beach within the meaning of Treas. Reg. § 1.468A-l and will, as the transferee, satisfy each of the requirements applicable to the transferee set forth in Treas. Reg. § 1.468A-6(b)(2). At the Closing, the Post-Closing Decommissioning Trust Agreement will satisfy the requirements of Section 468A of the Code and the regulations promulgated thereunder. At the Closing, the Post-Closing Decommissioning Trust Agreement for Buyer’s Qualified Decommissioning Fund will satisfy the NRC’s requirements for decommissioning trust provisions in 10 C.F.R. § 50.75(h)(i).

Section 4.8 Foreign Ownership or Control. Buyer or, if applicable, Buyer’s Parent will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38. Neither Buyer nor Buyer’s Parent is currently owned, controlled or dominated by a foreign entity and neither will become owned, controlled, or dominated by a foreign entity before the Closing.

Section 4.9 Permit Qualifications. To the Knowledge of Buyer, Buyer (or its successor or permitted assigns) will be as the owner of Point Beach qualified to hold any Permits and Environmental Permits necessary to operate the Point Beach Assets.

Section 4.10 Brokerage Fees and Commissions. No broker, finder or investment banker, other than JP Morgan Securities Inc. whose fee will be paid entirely by Buyer, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business Relating to the Point Beach Assets.

(a) Subject to the terms of the Interim Operating Agreement, if applicable, Buyer acknowledges that NMC, as the licensed operator of the Facilities, retains the exclusive responsibility for safe operation of the Facilities, and nothing in this Agreement shall in any way alter the licensed operator’s duties or obligations under any Law or NRC licenses. Except as described on Section 5.1(a) of the Seller Disclosure Schedule, during the period from the date hereof to the Closing Date, Seller shall operate and maintain, or cause to be operated and maintained, the Point Beach Assets in the ordinary course consistent with Prudent Utility Practices and past practices at Point Beach; it being understood that (i) any actions deemed reasonably necessary in the operation of the Point Beach Assets in accordance with Prudent Utility Practices shall be deemed to be in the ordinary course and (ii) Buyer expressly acknowledges that the Capital Budget, as set forth on Section 5.1(a) of the Seller Disclosure Schedule, is consistent with this standard. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, subject to the terms of the Interim Operating Agreement, Seller (1) shall use and cause to be used commercially reasonable efforts to preserve intact the Point Beach Assets and preserve the goodwill and relationships with the Seller Bargaining Unit Employees, the NMC Bargaining Unit Employees, the Non-Bargaining Unit Employees, the Independent Contractors, vendors, suppliers and others having business dealings with Seller with respect thereto and (2) shall comply in all material respects with all applicable Laws relating to the Point Beach Assets and the Seller Bargaining Unit Employees, the NMC Bargaining Unit Employees and the Non-Bargaining Unit Employees. Notwithstanding the foregoing, except as contemplated in this Agreement, the Interim Operating Agreement or as described on Section 5.1(a) of the Seller Disclosure Schedule, during the period from the date hereof to the Closing Date, without the prior written consent of Buyer, which consent will not be unreasonably withheld, or to the extent advised by Buyer pursuant to the terms of the Transitional Advisory Support Services Agreement, Seller shall not directly do any of the following with respect to the Point Beach Assets, and shall not issue any consent or approval, or otherwise take any action, which permits NMC to do any of the following on Seller’s behalf or otherwise with respect to the Point Beach Assets (Buyer acknowledges, however, that NMC may be permitted to do one or more of the following without Seller’s or Buyer’s consent or approval under the terms and conditions of the NPPOSA and the NRC Licenses, and if NMC proceeds to do so accordingly, Seller shall not be in violation of this Section 5.1):

(i) make any material change in the levels of Nuclear Fuel Inventories and Non-Nuclear Fuel Inventories customarily maintained by Point Beach with respect to the Point Beach Assets, except for such changes as are consistent with Prudent Utility Practices;

(ii) except for Permitted Encumbrances (including amendments and/or replacements to the Permitted Encumbrances), sell, lease (as lessor), pledge, mortgage, encumber, restrict, transfer or otherwise dispose of, or grant any right, or suffer to be imposed any Encumbrance with respect to, any of the Point Beach Assets, other than assets used, consumed or replaced in the ordinary course of business;

(iii) enter into any new commitment or agreement for the purchase of Nuclear Fuel or amend, extend or voluntarily terminate prior to the expiration date thereof any of the Fuel Contracts, unless (A) the aggregate payments under all such new commitments would not be expected to exceed $500,000 or (B) the commitment is terminable either (x) automatically on the Closing Date or (y) at the option of Buyer at any time after the Closing Date without any penalty or cancellation charge;

(iv) enter into any new commitment or agreement for the sale of Nuclear Fuel;

(v) enter into any power sales agreement (other than the Power Purchase Agreement) relating to Point Beach having a term that extends beyond the Closing Date;

(vi) except as required by Law or GAAP, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) to the extent such change or settlement would be binding on Buyer;

(vii) knowingly breach any representation or warranty of Seller hereunder as of the Closing Date;

(viii) fail to make commercially reasonable efforts to pursue currently pending regulatory approvals and Permit or Environmental Permit applications, approvals and renewals relating to the Point Beach Assets that are reasonably necessary to operate the Facilities;

(ix) settle any claim or litigation that results in any material obligation imposed on the Point Beach Assets that could reasonably be likely to continue past the Closing Date;

(x) enter into or adopt any new agreement, plan or arrangement relating to the Seller Bargaining Unit Employees, the Non-Bargaining Unit Employees or the NMC Bargaining Unit Employees, amend any existing agreement, plan or arrangement relating to the Seller Bargaining Unit Employees, the Non-Bargaining Unit Employees or the NMC Bargaining Unit Employees to materially increase benefits thereunder, hire or retain any Person who would be deemed a Seller Bargaining Unit Employee, Non-Bargaining Unit Employee or NMC Bargaining Unit Employee except to replace a vacancy for the same position, or materially increase the compensation of any Seller Bargaining Unit Employee, Non-Bargaining Unit Employee or NMC Bargaining Unit Employee except (1) in the ordinary course of business consistent with past practice, (2) as provided in any existing agreements with any such employee or (3) as required by any Collective Bargaining Agreement or applicable Law (including any amendments that are required in order to maintain a Plan’s tax-qualified status under Section 401(a) of the Code);

(xi) transfer out of Point Beach or terminate any Point Beach Employee other than (1) for cause, (2) with the consent of Buyer, (3) through voluntary transfer pursuant to the bidding or bumping provisions of the applicable Collective Bargaining Agreement or (4) through voluntary termination or retirement;

(xii) consent to NMC’s replacement of the Point Beach Plant Manager or Site Vice President without first providing notice to and consulting with Buyer; and

(xiii) agree to enter into any of the transactions set forth in the foregoing paragraphs (i) through (xii);

provided, however, that this Agreement shall not restrict the ability of Seller at any time to (1) negotiate, execute or deliver, or authorize NMC to negotiate, execute or deliver, any amendment to or replacement of any of the Collective Bargaining Agreements where such amendment or replacement (a) provides for wages, benefits and other terms and conditions of employment for Seller Bargaining Unit Employees that are either, in the aggregate, (i) not materially greater in cost than overall wages, benefits and other terms and conditions of employment in the market, taking into account the trend for economic increases in the market, or (ii) materially consistent with such terms and conditions of employment for all other employees covered by that certain agreement between Seller, Wisconsin Gas LLC and Local Union No. 2150, IBEW, AFL-CIO; or (b) provides for wages, benefits and other terms and conditions of employment for NMC Bargaining Unit Employees that are, in the aggregate, not materially greater in cost than overall wages, benefits and other terms and conditions of employment in the market, taking into account the trend for economic increases in the market; or (2) take any and all actions necessary to effect Seller’s termination of the NPPOSA.

(b) The Parties shall establish, as soon as practicable after the execution of this Agreement, a committee (the “Transition Committee”) comprised of at least four (4) persons, including two (2) persons designated by Seller and two (2) persons designated by Buyer. The Transition Committee shall remain in existence until the earlier of the Closing Date and the Termination Date and shall oversee and manage the transition process through the earlier of the Closing Date and the Termination Date. Subject to applicable Laws, the Transition Committee will be kept apprised of all the Facilities’ management and operating developments, including with respect to any pre-closing outage, any repairs to the Facilities and the Capital Expenditures. The Transition Committee shall have no authority to bind or make agreements on behalf of Seller or Buyer or to issue instructions to or direct or exercise authority over Seller or Buyer or any of their respective officers, employees, advisors or agents or to waive or modify any provision of this Agreement. Seller shall use commercially reasonable efforts to arrange for Buyer’s representatives on the Transition Committee to have reasonable access to the management of NMC in the presence of one or more individuals designated by Seller.

(c) Between the date of this Agreement and the Closing Date, in the interest of cooperation between Seller and Buyer and to plan for and facilitate an orderly transition of ownership and operation of the Point Beach Assets from Seller to Buyer, the Parties agree that at the sole responsibility and expense of Buyer, and subject to compliance with all applicable NRC rules and regulations and other applicable Laws, and the terms of the Transitional Advisory Support Services Agreement and the Interim Operating Agreement, if applicable, Seller will permit designated Buyer Representatives (such Representatives acting in their capacity as observers, the “Observers”) of Buyer to observe all operations of Point Beach that relate to the Point Beach Assets, and such observation will be permitted on a cooperative basis in the presence of one or more individuals designated by Seller together with NMC (the “Seller’s Agents”); provided, however, that such Observers and their actions shall not interfere with the operation of Point Beach; and provided, further, that the number of Observers observing at any particular time and the scheduling and duration of their observation shall be subject at all times to the approval of Seller or the Seller’s Agents, which shall not be unreasonably withheld. Buyer shall indemnify Seller for any Loss or Liability resulting from the actions of the Observers. Seller shall use commercially reasonable efforts to provide to the Observers interim furnished office space, utilities and HVAC at the Facilities reasonably necessary to allow Buyer to conduct its transition efforts until the earlier of the Closing Date and the Termination Date; provided, that Buyer shall be responsible for all costs relating thereto, including telecommunications expenses and the cost of workers’ compensation and employer’s liability coverage, which will be maintained by Buyer for its employees. The Observers shall have no authority to bind or make agreements on behalf of Seller, to conduct discussions with or make representations to third parties on behalf of Seller, or to issue instructions to or direct or exercise authority over Seller or NMC or any of Seller’s or NMC’s officers, employees, advisors or agents. Notwithstanding anything in this Section 5.1(c) to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on or underneath the Point Beach Assets.

Section 5.2 Access to Information.

(a) In addition to the rights granted by Sections 5.1(b), (c) and (d), and subject to all applicable Laws and the terms of the Transitional Advisory Support Services Agreement and the Interim Operating Agreement, if applicable, between the date of this Agreement and the earlier of the Closing Date and the Termination Date, Seller will, and will use commercially reasonable efforts to cause NMC to, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable NRC rules and regulations and other applicable Laws and subject to approval in advance by Seller or the Seller’s Agents (i) give Buyer and Buyer’s Representatives reasonable access to all management personnel engaged in the operation of the Point Beach Assets and all books, documents, records, plants, offices and other facilities and properties constituting the Point Beach Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Point Beach Assets as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by it since the date hereof with respect to the Point Beach Assets with the SEC, FCC, NRC, FERC or any other Governmental Authority having jurisdiction over the Point Beach Assets; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Point Beach Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information that Seller is legally prohibited from supplying. Seller will use its commercially reasonable efforts to cause NMC to provide Buyer or Buyer’s Representatives with access to the Transferred Employee Records that it has, but Seller and NMC shall not be required to provide access to other employee records or medical information unless required by Law or specifically authorized by the affected employee. Notwithstanding anything in this Section 5.2 to the contrary, Seller and NMC will only furnish or provide such access to Transferred Employee Records and personnel and medical records as is permitted by Law or required by legal process or subpoena (other than data concerning salaries and benefits, dates of birth, dates of hire and other information used to calculate pension benefits which shall be provided).

(b) Buyer, Buyer’s Parent and Seller acknowledge that all information furnished to or obtained by Buyer or Buyer’s Representatives pursuant to either Section 5.1 or this Section 5.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Proprietary Information.

(c) Following the Closing Date and subject to all applicable NRC rules and regulations, each Party and its respective Representatives shall have reasonable access to all of the Business Books and Records, including all Transferred Employee Records or other personnel and medical records required to be made available by Law, legal process or subpoena, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Point Beach Assets or the Excluded Assets. Such access shall be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 5.2(c). If the Party in possession of such books and records shall desire to dispose of any such books and records, such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense, to segregate and remove such books and records as such other Party may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable Laws.

(d) Each of Buyer and Buyer’s Parent agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of NMC, Seller or Seller’s Affiliates with respect to any aspect of the Point Beach

Assets or the transactions contemplated hereby, without the prior written consent of Seller or NMC, as applicable, which consent of Seller shall not be unreasonably withheld.

(e) Subject to the terms of the Interim Operating Agreement, if applicable, upon Buyer’s or Seller’s (as the case may be) prior written consent (which consent shall not be unreasonably withheld), Seller or Buyer (as the case may be) may provide Proprietary Information of the other Party to the SEC, NRC, FERC or any other Governmental Authority having jurisdiction over the Point Beach Assets or any stock exchange, as may be necessary to obtain Seller’s Required Regulatory Approvals or Buyer’s Required Regulatory Approvals, as the case may be. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Proprietary Information.

(f) In the event that a Party is requested or required by Governmental Authority to disclose any of the other Party’s Proprietary Information, the Party requested or required to make the disclosure shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.2(f). If, in the absence of a protective order or other remedy or the receipt of a waiver by such other Party, the Party requested or required to make the disclosure is legally compelled to disclose the other Party’s Proprietary Information to any Governmental Authority, the Party requested or required to make the disclosure may, without liability hereunder, disclose to such Governmental Authority only that portion of the other Party’s Proprietary Information which is legally required to be disclosed.

(g) The Parties agree that the Confidentiality Agreement shall remain in effect until the Closing Date. Thereafter, the Parties agree that any restrictions contained in the Confidentiality Agreement with respect to Buyer’s disclosure of Proprietary Information shall terminate, other than with respect to the Proprietary Information of Seller that does not relate to the Point Beach Assets. The Parties further agree that after the Closing Date, Seller shall keep confidential all Proprietary Information provided by Buyer or which Seller possesses with respect to the Point Beach Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to Buyer’s obligations with respect to Seller’s Proprietary Information as contained in the Confidentiality Agreement between the Parties, but without limitation as to duration.

Section 5.3 Expenses.

(a) Except to the extent specifically provided herein or in the Transitional Advisory Support Services Agreement or the Interim Operating Agreement, if applicable, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer’s Required Regulatory

Approvals and Seller’s Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses.

(b) Except to the extent specifically provided in the Interim Operating Agreement, if applicable, Buyer shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Point Beach Assets at the request of Buyer or Buyer’s Parent after the date hereof.

(c) Buyer shall reimburse Seller for all fees and expenses incurred by Seller in connection with obtaining title insurance or surveys relating to the Real Property.

Section 5.4 Further Assurances; Cooperation.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer, conveyance and assignment of the Point Beach Assets and the assignment of the Assumed Liabilities or the exclusion of the Excluded Liabilities pursuant to this Agreement and to consummate and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder and thereunder, and including all regulatory approvals. Notwithstanding anything in the previous sentence to the contrary, the Parties shall use commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and operate the Point Beach Assets. Neither Buyer nor Seller nor any of their respective Affiliates will, without the prior written consent of the other Party, advocate or take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which could reasonably be expected to cause, or to contribute to causing, the other to receive less favorable regulatory treatment than that sought by the other. Buyer further agrees that prior to the Closing Date, neither it nor its Affiliates will enter into any other contract to acquire or market or control the output of, nor acquire or market or control the output of, electric generation facilities or uncommitted generation capacity if the proposed acquisition or the ability to market or control output of such additional electric generation facilities or uncommitted generation capacity would increase the market power attributable to Buyer in a manner materially adverse to approval of the transactions contemplated hereby or would otherwise prevent or materially interfere with the transactions contemplated by this Agreement.

(b) From time to time after the Closing Date, Seller will execute and deliver or make available such documents to Buyer as Buyer may reasonably request, at Buyer’s expense, in order to more effectively consummate the transactions contemplated by this Agreement or to more effectively vest in Buyer such title to the Point Beach Assets, subject to the Permitted Encumbrances. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver or make available such documents to Seller as Seller may reasonably request in order to evidence Buyer’s assumption of the Assumed Liabilities.

(c) The Parties shall use commercially reasonable efforts to cooperate with each other to facilitate the transition of the information systems, computer applications and processing of data at the Facilities.

(d) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract or agreement or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or be ineffective with respect to any party thereto. To the extent that Seller’s rights under any contract or agreement may not be assigned without the consent of another Person, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent as promptly as possible. Seller and Buyer shall cooperate and shall each use commercially reasonable efforts for a reasonable period of time after the Closing to obtain an assignment of such contract or agreement to Buyer. In the event that any such consent to assignment has not been obtained, the Parties agree to proceed under this Agreement to the extent permissible. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, Seller will direct and use reasonable good faith efforts to cause NMC to obtain, or cause to be obtained, the written consent of the other parties to the NMC Intellectual Property and any Seller’s Agreement to which NMC is a party, or, if required, novation thereof to Buyer or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to Buyer and Seller that such consent is not required.

(e) Buyer shall use commercially reasonable efforts to cooperate with Seller, upon Seller’s reasonable request and at Seller’s expense, in Seller’s prosecution of the Department of Energy Claim and, if applicable, in Seller’s commencement and prosecution of the Department of Energy Potential Claim.

(f) During the period from the date hereof to the Closing Date, Seller shall direct and use good faith efforts to cause NMC to cooperate with Buyer to execute Buyer’s thermal power uprate project, as more specifically described in Section 5.4(f) of Buyer’s Disclosure Schedule, at Buyer’s sole cost, expense and risk; unless Seller and NMC determine in their reasonable judgment that the allocation of NMC personnel and other resources required to cooperate with Buyer on such project will have an adverse impact to the safe operation of Point Beach or the Calculation Reconstitution Project.

(g) During the period from the date hereof to the Closing Date, Seller will use reasonable good faith efforts to cause NMC to identify, to the extent practicable, the NMC Assets.

Section 5.5 Public Statements. Without the consent of the non-disclosing Party, a Party shall not issue any press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such disclosure, except as may be required by applicable Law or stock exchange rules.

Section 5.6 Consents and Approvals.

(a) Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice (together or individually, the “Antitrust Agency”) any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. All filing fees under the HSR Act shall be borne by Buyer, and each Party will bear its own costs for the preparation of any such filing. Each Party shall (i) respond promptly to any request for additional information made by either of such agencies; (ii) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communications from or with the Antitrust Agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the Antitrust Agency unless it consults with the other Party in advance and to the extent permitted by the agency gives the other Party the opportunity to attend and participate thereat; (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and the Antitrust Agency with respect to any of the transactions contemplated by this Agreement; (v) furnish the other Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Agency and consistent with appropriate confidentiality safeguards. Nothing in this Section 5.6(a) shall be construed to require either Party to disclose to the other documents it provides to the Antitrust Agency in response to Item 4(c) of the Hart-Scott-Rodino Notification Report Form. The Parties shall use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing, and to resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement under any applicable Law.

(b) As promptly as practicable after the date of this Agreement and after the receipt of any determination required to be made by any other Governmental Authority as a condition to Buyer and Seller making the filings contemplated by this paragraph, (i) Buyer shall file with FERC (and if requested by Buyer, Seller shall support) a notice of self-certification or an application requesting Exempt Wholesale Generator status for Buyer, and (ii) Buyer shall file with FERC any necessary applications requesting acceptance of the Power Purchase Agreement. In fulfilling its obligations set forth in part (i) of the immediately preceding sentence, Buyer shall use commercially reasonable efforts to effect the referenced filings with FERC within fifteen (15) days of the receipt of the last of any determinations required to be made by any other Governmental Authority as a condition to Buyer and Seller making the filing. In fulfilling its obligations set forth in part (ii) of the immediately preceding sentence, Buyer shall use commercially reasonable efforts to effect the referenced filings with FERC within thirty (30) days of the date of this Agreement. No later than ten (10) days prior to submitting any such applications with FERC, Buyer shall submit the application to Seller for review and comment, and Buyer shall in good faith consider any revisions reasonably requested by Seller. Buyer shall be solely responsible for its own cost of preparing, reviewing and filing its respective application, responses and any petition for rehearing or any reapplication.

(c) As promptly as practicable after the date of this Agreement, Buyer and Seller, as applicable, shall make the filings listed on Section 5.6(c) of the Seller Disclosure Schedule. In fulfilling their respective obligations under this Section 5.6(c), Buyer and Seller shall each use commercially reasonable efforts to effect or cause to be effected any such filings within thirty (30) days of the date of this Agreement. No later than ten (10) days prior to submitting any application contemplated by this Section 5.6(c), the submitting Party shall provide a draft of such application to the other Parties for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Parties. Each Party will bear its own costs of the preparation and review of any such filings.

(d) As promptly as practicable after the date of this Agreement, Buyer shall file with FERC an application requesting authorization under Section 205 of the Federal Power Act to sell electric generating capacity and energy (and, at Buyer’s discretion, other services, including ancillary services) at wholesale at market-based rates. In fulfilling its obligations set forth in the immediately preceding sentence, Buyer shall use its commercially reasonable efforts to file the referenced application with FERC within thirty (30) days of the date of this Agreement. No later than ten (10) days prior to submitting any such application with FERC, Buyer shall submit such application to Seller for review and comment and Buyer shall consider any revisions reasonably requested by Seller. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition for rehearing, or any reapplication. Each Party will bear its own costs of the preparation and review of any such filings.

(e) As promptly as practicable after the date of this Agreement, Buyer and Seller shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the transfer of the NRC Licenses from Seller and NMC, as applicable, to Buyer, including the operation by Buyer of Point Beach under the Interim Operating Agreement, and approval of any conforming license amendments or other related approvals. In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Seller shall use its commercially reasonable efforts to effect any such filing within thirty (30) days of the date of this Agreement. Each Party will bear its own costs of the preparation of any such filing and NRC fees shall be borne solely by Buyer. Thereafter, Buyer and Seller shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.

(f) As promptly as practicable after the date of this Agreement, but no later than thirty (30) days after Buyer supplies to Seller all of the information regarding Buyer that is required to be included in the application described in this Section 5.6(f), Seller and Buyer shall jointly prepare as co-applicants, and Seller shall file with FERC, an application for approval of this transaction under Section 203 of the Federal Power Act. In fulfilling their respective obligations set forth in this Section 5.6(f), Seller and Buyer shall use their commercially reasonable efforts. No later than ten (10) days prior to submitting any such application with FERC, Seller shall submit such application to Buyer for review and comment and Seller shall consider any revisions reasonably requested by Buyer. Seller and Buyer shall respond promptly to all requests from FERC or its staff for additional information regarding such application and use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other proceedings ordered by FERC with respect to the application. Each Party will bear its own costs of preparation and review of such filings.

(g) Seller and Buyer shall cooperate with each other, as promptly as practicable after the date of this Agreement, to (i) prepare and make with FERC or any other Governmental Authority having jurisdiction over Seller, Buyer or the Point Beach Assets, all necessary filings required to be made with respect to the transactions contemplated hereby (including those specified above), (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use commercially reasonable efforts to obtain the transfer or reissuance to Buyer of all necessary Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities, and (iv) use commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. The Parties shall respond promptly to any requests for additional information made by such agencies, use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and review of any such filing. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(h) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Seller shall cooperate with Buyer’s efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or

Environmental Permit when so requested by Buyer. In the event that Buyer is unable, despite its commercially reasonable efforts, to obtain a transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, provided (i) such use is not unlawful, (ii) Buyer notifies Seller prior to the Closing Date, (iii) Buyer continues to make commercially reasonable efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing Date, and (iv) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the Permit or Environmental Permit that is not transferred or reissued as of the Closing Date resulting from Buyer’s ownership or operation of the Point Beach Assets following the Closing Date. In no event shall Buyer use or otherwise rely on a Permit or Environmental Permit issued to Seller beyond one year after the Closing Date.

Section 5.7 Tax Matters.

(a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of Buyer. Buyer will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, Buyer will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use commercially reasonable efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

(b) With respect to Taxes to be prorated in accordance with Section 2.4, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Point Beach Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Seller shall be entitled to review any such Tax Returns to the extent that such Returns relate to any period, allocation or other amount for which Seller is responsible and provide comments thereon, which Buyer shall accept to the extent such comments are reasonable. If required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. Buyer shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for Seller’s review and approval no later than thirty (30) Business Days prior to the due date for filing such Tax Return. Seller shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return. Subject to Section 5.7(e), not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Buyer its proportionate share of the amount shown as due on such Tax Return as determined in accordance with Section 2.4. In the event Buyer and Seller cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer, the dispute shall be settled in the manner provided by Section 5.7(e) and the cost of such Independent Accounting Firm shall be borne equally by the Parties; provided, that if the Independent Accounting Firm has not made a determination as of the date that such Tax Return is required to be filed, such Tax Return shall be filed in a manner consistent with Buyer’s position; provided, further, that with respect to any such Tax Return that is filed prior to a determination by the Independent Accounting Firm, Seller and Buyer shall take all commercially reasonable steps to amend such Tax Return, if necessary, to reflect any material determination made by the Independent Accounting Firm.

(c) Prior to the Closing Date, Seller shall cause the Trustee of Seller’s Qualified Decommissioning Fund to pay estimated Income Taxes for the taxable period that ends on the Closing Date in an amount equal to the estimated and unpaid Income Tax Liability of the Seller’s Qualified Decommissioning Fund for the taxable period that ends on the Closing Date. To the extent that the amount of estimated Income Taxes paid pursuant to this Section 5.7(c) is in excess of the Income Tax Liability of Seller’s Qualified Decommissioning Fund for the taxable period that ends on the Closing Date, any refund resulting from such excess shall be forwarded to, and deposited in, Buyer’s Qualified Decommissioning Fund. To the extent that the amount of estimated Income Taxes paid pursuant to this Section 5.7(c) is less than the Income Tax Liability of Seller’s Qualified Decommissioning Fund for the taxable period that ends on the Closing Date, any such deficiency shall be paid by Buyer’s Qualified Decommissioning Fund. To the extent that Buyer’s Qualified Decommissioning Fund is liable for a deficiency, the Purchase Price shall be decreased by such amount, and to the extent that Buyer receives a refund, the Purchase Price shall be increased by such amount.

(d) Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.7 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Proprietary Information.

(e) In the event that a dispute arises between Seller and Buyer as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer or the allocation of such Taxes between Seller and Buyer, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days of the date on which the Parties reach agreement. If a dispute is not resolved within thirty (30) days of a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). The fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate. Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

Section 5.8 Advice of Changes.

(a) Prior to the Closing Date, each Party will promptly advise the other in writing of any change or discovery occurring after the date hereof that would constitute a material breach of any representation, warranty or covenant of the advising or other Party under this Agreement. If a Party advises the other Party of any such matter with respect to a material breach of the advising Party, the other Party shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section 8.1(c) or Section 8.1(d) as the case may be. If a Party advises the other Party of any such matter with respect to a material breach by the other Party, the advising Party shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section 8.1(c) or Section 8.1(d), as the case may be. If a Party fails to exercise its termination right, the written notice under this Section 5.8 will be deemed to have amended this Agreement, including the appropriate schedule, or to have qualified the representations and warranties contained in Article III and Article IV. Seller shall be entitled to amend, substitute or otherwise modify any Seller’s Agreement to the extent that such Seller’s Agreement expires by its terms prior to the Closing Date or is terminable without Liability to Buyer on or after the Closing Date (other than an amendment that would extend the term thereof for a new term of years in excess of the then current term), or if the terms and conditions of such modified Seller’s Agreement constituting the Assumed Liabilities are on terms and conditions not less favorable to Buyer than the original Seller’s Agreement.

(b) As of a date no more than one (1) Business Day prior to the Closing, each of the Parties shall provide the other Party with any and all revisions, modifications and updates to the Schedules such that the Schedules will be true and correct as of such date. To the extent that such revisions, modifications and updates do not, either individually or in the aggregate, have a Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, then such revisions, modifications and updates will be deemed to be automatically incorporated into the Schedules.

Section 5.9 Employees.

(a)

(i) Buyer shall offer employment, commencing as of the Closing Date, in the same position of employment and at the same level of wages as applied immediately prior to the Closing Date, to each Seller Bargaining Unit Employee, each NMC Bargaining Unit Employee and each Non-Bargaining Unit Employee who is employed immediately prior to the Closing Date, which employees are set forth on Schedule 5.9(a)(i), as amended between the date of this

Agreement and the Closing Date to reflect any changes in the identities of work force personnel. Each such employee who is offered and accepts continued employment with Buyer shall be referred to herein as a “Seller Bargaining Unit Transferred Employee”, a “NMC Bargaining Unit Transferred Employee” or a “Non-Bargaining Unit Transferred Employee”, as applicable, (collectively, the “Transferred Employees”). Notwithstanding the foregoing, Buyer shall not be required to hire any Seller Bargaining Unit Employee, NMC Bargaining Unit Employee or Non-Bargaining Unit Employee who is absent from active service immediately prior to the Closing Date due to an authorized leave of absence or active military duty (not including any employee using authorized sick or vacation time) unless and until such employee is available and able (with or without reasonable accommodation) to return to work, on which date such employee shall become a Transferred Employee and be treated by Buyer with the same seniority as if such employee had become a Transferred Employee on the Closing Date, provided that such date falls within the timeframe established by applicable Law or the applicable Collective Bargaining Agreement or, if there is no Law or Collective Bargaining Agreement provision applicable to the employee’s leave of absence, the twelve (12) month period following the Closing Date.

(ii) At the Closing, Buyer shall assume the Collective Bargaining Agreements and all of Seller’s and NMC’s obligations under the Collective Bargaining Agreements, including the provision of substantially equivalent fringe benefits, and retirement and insurance benefits, for the Seller Bargaining Unit Transferred Employees and NMC Bargaining Unit Transferred Employees, for a period of no less than thirty (30) months following the Closing Date or as modified by a Collective Bargaining Agreement between Buyer and the applicable labor union.

(iii) At the Closing, Buyer shall also assume all employment agreements listed on Section 3.8(b) of the Seller Disclosure Schedule hereto and all agreements relating to the Independent Contractors listed on Schedule 3.8(c) of the Seller Disclosure Schedule hereto, and all of Seller’s or NMC’s obligations under each of such agreements.

(iv) Buyer agrees that, for a period of eighteen (18) months following the Closing Date, it shall not, and shall not cause any of its Affiliates to, terminate the employment of any Transferred Employee for any reason other than for cause. In the event that the employment of a Transferred Employee is nonetheless terminated by Buyer other than for cause during such eighteen month period, Buyer shall (A) comply with the terms and conditions of the applicable Collective Bargaining Agreement in the case of a Seller Bargaining Unit Transferred Employee or a NMC Bargaining Unit Transferred Employee, or (B) cause the Non-Bargaining Unit Transferred Employee to be paid an amount equal to the greater of (1) the severance benefits that are applicable to such employee under the severance plans maintained by Seller immediately prior to the Closing Date or (2) an amount equal to the Non-Bargaining Unit Transferred Employee’s base salary for the remainder of the eighteen (18) month period as if still employed.

Nothing contained herein shall alter the at-will employment relationship of any Non-Bargaining Unit Transferred Employee.

(v) Buyer shall, and shall cause its Affiliates to, recognize or otherwise provide full credit for each Transferred Employee’s seniority or years of service prior to the Closing Date with Seller, NMC or their respective Affiliates for purposes of eligibility, vesting and service related level of benefits under the employee benefit plans and policies provided by Buyer to the Transferred Employees following the Closing Date, to the same extent such seniority or service is recognized by Seller, NMC or their respective Affiliates immediately prior to the Closing Date. For the purpose of benefit accrual, Buyer shall give Transferred Employees credit for all service with NMC, Seller and their respective Affiliates under all Buyer Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by the corresponding benefits previously provided by NMC, Seller, or their respective Affiliates, or by the corresponding benefits accrued under the Benefit Plans of Seller or its Affiliates or otherwise to committed to be provided by NMC, Seller, or their respective Affiliates in the future.

(vi) Buyer shall be responsible for providing COBRA continuation coverage to Transferred Employees and qualified beneficiaries of such employees by reason of the occurrence of a qualifying event following the Closing Date. Seller shall be responsible for providing COBRA continuation coverage to former Seller Bargaining Unit Employees, NMC Bargaining Unit Employees and Non-Bargaining Unit Employees and qualified beneficiaries of such former employees who become or became entitled to such COBRA continuation coverage on or before the Closing Date by reason of the occurrence of a qualifying event on or before the Closing Date, including those for whom the Closing Date occurs during their COBRA election period.

(b) For no less than thirty (30) months following the Closing Date, Buyer shall provide Non-Bargaining Unit Transferred Employees with (i) wage or base salary rates no less than the wage or base salary rates in effect immediately prior to Closing and (ii) terms and conditions of employment and fringe benefits under all applicable employee benefit plans, programs and fringe benefit arrangements maintained by Buyer or its Affiliates (the “Buyer Benefit Plans”), including pension, retiree medical and life insurance benefits (the “Replacement Retiree Coverages” and, together with the pension, retiree medical and life insurance benefits available to Seller Bargaining Unit Employees and NMC Bargaining Unit Employees, the “Point Beach Retiree Coverages”) that are substantially equivalent in value, premium and nature to those available to the Non-Bargaining Unit Transferred Employees immediately prior to the Closing Date.

(c) As of the Closing Date, or, if later, the first date of employment with Buyer following the Closing Date as contemplated by the final sentence of Section 5.9(a)(i) (a “Permitted Hire Date”), Buyer shall allow the Transferred Employees to be eligible to commence participation in one or more tax-qualified 401(k) plans sponsored by Buyer or its Affiliates that will provide for employer matching contributions and salary deferral options which, in the aggregate, are substantially equivalent to those provided under the 401(k) savings plans maintained by Seller or NMC, respectively, prior to the Closing Date. To the extent allowable by Law and the applicable Seller or NMC plan, Buyer shall take any and all necessary action to cause the trustee of any tax-qualified 401(k) plan of Buyer or its Affiliates in which any Transferred Employee becomes a participant to accept a direct “rollover” in cash of all or a portion of said employee’s “eligible rollover distribution” within the meaning of Section 402 of the Code from the applicable Seller or NMC 401(k) savings plan, if requested to do so by the Transferred Employee.

(d) Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Buyer Benefit Plans providing welfare benefits, including Replacement Retiree Coverages, other than, but only to the extent of limitations or waiting periods under the corollary welfare plans maintained by Seller or its Affiliates and that have not been satisfied as of the Closing Date, or the Permitted Hire Date, as applicable and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date under Seller’s plans, including the Point Beach Retiree Coverages, and including by application of the “mutualization benefit” (Transferred Employees may file a claim for reimbursement for prescription drug out-of-pocket co-payments in excess of $200, which are then applied toward the out-of-pocket maximum co-payment in effect under the group medical plan covering such Transferred Employees), during a plan year that has not ended as of the Closing Date, in satisfying any deductible or out-of-pocket requirements under the Buyer Benefit Plans including the Replacement Retiree Coverages (on a pro-rata basis in the event of a difference in plan years). Effective as of the Closing Date, neither Seller nor NMC shall have any responsibility to provide retiree medical or life insurance coverages for any Transferred Employee.

(e)

(i) Effective as of the Closing Date, Buyer shall cause to be provided a defined benefit pension plan (the “Replacement Defined Benefit Plan”) for the benefit of the Transferred Employees who participated in the pension plan maintained by Seller immediately prior to the Closing Date (the “Point Beach Defined Benefit Plan”). Such Transferred Employees are referred to hereinafter as the “Pension Plan Employees”. The Replacement Defined Benefit Plan shall provide benefit formulas and provisions that are equivalent in value to the benefit plan formulas and provisions set forth in the Point Beach Defined Benefit Plan as of the Closing Date. Buyer agrees that it shall (i) maintain such benefit formulas and provisions for Pension Plan Employees for a period of at least thirty (30) months after the Closing Date or for the term of the applicable Collective Bargaining Agreement, if greater (provided, however, that if changes in an applicable collective bargaining agreement or the Law require any such terms to be modified or if any such terms are required by the IRS to be modified in connection with Buyer’s application for a determination letter for the Replacement Defined Benefit Plan, Buyer may modify such terms to the extent necessary to comply with such Laws or requirements) and (ii) be responsible for providing that, in the aggregate, the total benefit for each Pension Plan Employee is substantially equivalent to the total benefit that would have been paid to such Pension Plan Employee under the Point Beach Defined Benefit Plan, had the Pension Plan Employee remained employed with Seller or NMC, as the case may be. The Pension Plan Employees shall be given credit for all purposes under the Replacement Defined Benefit Plan for all service with and compensation from NMC, Seller, or their Affiliates as if it were service with and compensation from Buyer. The Replacement Defined Benefit Plan shall provide, upon the transfer of assets referred to below, that the benefit liabilities for the Pension Plan Employees under the Replacement Defined Benefit Plan shall in no event be less than their benefit liabilities under the Point Beach Defined Benefit Plan as of the Closing Date. As of the Closing Date, Seller shall cause the Transferred Employees to cease further accrual of benefits under the Point Beach Defined Benefit Plan.

(ii) On the Closing Date, Seller shall cause the Initial Transfer Amount of the assets related to the Pension Plan Employees, as calculated below, to be transferred to the trust under the Replacement Defined Benefit Plan; provided, however, that no such transfer shall be made unless and until the conditions set forth in Section 5.9(e)(iv) have been met. In connection herewith, Seller shall direct the trustee of the trust under the Point Beach Defined Benefit Plan to transfer from the trust under the Point Beach Defined Benefit Plan to the trust under the Replacement Defined Benefit Plan cash, cash equivalents, and marketable securities, the value of which shall be equal to ninety percent (90%) of the good faith estimate of the actuary under the Point Beach Defined Benefit Plan of the amount of assets required to be transferred in respect of the Pension Plan Employees, measured as of the Closing Date, calculated in accordance with Section 414(l) of the Code and Treasury Regulation Section 1.414(1)-1 (determined under the assumptions mandated by the PBGC as of the Closing Date) and the regulations promulgated thereunder (the “Initial Transfer Amount”). In no event shall more than the amount permitted to be transferred in accordance with Section 414(l) of the Code be transferred from the Point Beach Defined Benefit Plan to the Replacement Defined Benefit Plan. The Initial Transfer Amount shall be calculated using census data as of the most recently completed fiscal year prior to the Closing Date projected through the Closing Date, taking into account all Point Beach Defined Benefit Plan amendments and benefit changes negotiated and agreed to at any time prior to the Closing Date. Buyer shall cause the Replacement Defined Benefit Plan to accept such transfer.

(iii) As soon as practicable after the Closing Date, Seller shall cause a second transfer to be made from the Point Beach Defined Benefit Plan to the Replacement Defined Benefit Plan, in cash, cash equivalents or marketable securities, equal to the “True-Up Amount”. The True-Up Amount shall be equal to the amount of assets required to be transferred in respect of the Pension Plan Employees, measured as of the Closing Date, calculated in accordance with Section 414(l) of the Code and Treasury Regulation Section 1.414(1)-1 (determined under the assumptions mandated by the PBGC as of the Closing Date) and the regulations promulgated thereunder minus the sum of (A) the Initial

Transfer Amount and (B) distributions, if any, under the Point Beach Defined Benefit Plan for benefits paid with respect to the Pension Plan Employees and allocable plan expenses from the Closing Date through the date of the second transfer, adjusted for the actual investment rate of return of the Point Beach Defined Benefit Plan from the Closing Date through but not including the date of the second transfer. The “Total Transfer Amount” (sum of the Initial Transfer Amount and the True-Up Amount) under the preceding two paragraphs shall be determined by the actuary for the Point Beach Defined Benefit Plan and reviewed and agreed to as being done in accordance with the methodology and assumptions contemplated by this Section 5.9(e) by the actuary for the Replacement Defined Benefit Plan. For this purpose, Seller shall provide Buyer with the Total Transfer Amount figure no later than one hundred eighty (180) days following the Closing Date. If the Total Transfer Amount cannot be mutually agreed to by the actuaries for Seller and Buyer, a third actuary chosen by Seller’s actuary and Buyer’s actuary, whose expenses shall be borne solely by Buyer, shall be retained and its determination of the Total Transfer Amount shall be binding on the Parties.

(iv) Notwithstanding the foregoing, the transfer of assets referred to above shall not take place until the last to occur of the following: (A) Buyer has furnished to Seller written evidence of Buyer’s adoption of the Replacement Defined Benefit Plan and the assumption of liabilities thereunder, (B) Buyer has furnished to Seller either a favorable determination letter from the IRS with respect to the qualification of the Replacement Defined Benefit Plan under Section 401(a) of the Code and its related trust under Section 501(a) of the Code, or an opinion of Buyer’s counsel, satisfactory to Seller’s counsel, that the Replacement Defined Benefit Plan and its related trust are so qualified, and (C) the 31st day following the filing of all required IRS Forms 5310 in connection with the transfer. Buyer agrees to use its commercially reasonable efforts to file any required IRS Form 5310 on or prior to the date hereof or as soon as practicable thereafter, and Seller agrees to use its commercially reasonable efforts to facilitate the filing of any required IRS Form 5310.

(v) At the time of transfer of the Initial Transfer Amount, Buyer and the Replacement Defined Benefit Plan shall assume the liabilities for all accrued benefits under the Point Beach Defined Benefit Plan in respect of the Pension Plan Employees, and Seller and their affiliates and the Point Beach Defined Benefit Plan shall be relieved of all such liabilities.

(vi) Buyer agrees that it shall be responsible for all costs incurred in connection with the calculation of and transfer of the Initial Transfer Amount and the Total Transfer Amount under this Section 5.9(e) including the costs of Seller’s actuaries and all certifications required by IRS Form 5310. Buyer shall promptly reimburse Seller for such costs upon receipt of an invoice from Seller.

(f) Buyer agrees that it shall assume all FAS 106 liabilities for the Transferred Employees who participate in the retiree medical, dental and life insurance plans maintained by Seller. The Parties agree that no assets shall be transferred to Buyer with respect to such FAS 106 liabilities, irrespective of whether any funding exists relating to such FAS 106 liabilities.

(g)

(i) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all of Seller’s and NMC’s employees at the Facilities who have experienced, or will experience, an employment loss or layoff – as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff – within ninety (90) days prior to the Closing Date (the “WARN Certificate”). Seller shall update the WARN Certificate up to and including the Closing Date.

(ii) For a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees at the Facilities which, if aggregated with any such conduct on the part of Seller or NMC prior to the Closing Date, would trigger the WARN Act or any similar applicable state or local law.

(h) Seller shall pay to Buyer, to the extent payable pursuant to Seller’s policies in effect from time to time and to the extent permitted by the Collective Bargaining Agreements, the cash equivalent for all vacation time, floating holidays, sick days, personal days and bonuses and incentive compensation for Transferred Employees which have accrued but remain unpaid as of the Closing Date, the Liability for which is assumed by Buyer. For purposes hereof, the foregoing calculations shall be determined consistent with NMC’s and Seller’s past practices, as applicable.

(i) Buyer and Seller shall cooperate as reasonably necessary to implement the provisions and undertakings contained in this Section 5.9, including with respect to each Seller Bargaining Unit Employee, NMC Bargaining Unit Employee and Non-Bargaining Unit Employee who becomes a Transferred Employee on a Permitted Hire Date, and agree to provide each other with such records and information as may be necessary and appropriate to carry out their respective obligations under this Section 5.9.

(j) Notwithstanding anything to the contrary contained in this Section 5.9, if the Effective Date (as defined in the Interim Operating Agreement) of the Interim Operating Agreement shall occur prior to the Closing Date, the provisions of Sections 5.9(a), (b), (c), (d), (e)(i), (f), (g), (h) and (i) with respect to the NMC Bargaining Unit Transferred Employees and NMC employees that are Non-Bargaining Unit Transferred Employees shall apply at the time of the Effective Date with the “Effective Date” replacing the “Closing Date” in the provisions of Sections 5.9(a), (b), (c), (d), (e)(i), (f), (g), (h) and (i) as they relate to such NMC employees.

Section 5.10 Qualified Decommissioning Fund.

(a) Between the date hereof and the Closing, any deposits by Seller to Seller’s Qualified Decommissioning Fund shall not exceed the maximum amounts permitted to be contributed to Seller’s Qualified Decommissioning Fund under Code Section 468A and any private letter ruling issued to Seller by the IRS.

(b) At the Closing, Seller shall cause to be transferred to the Trustee under the Post-Closing Decommissioning Trust Agreement assets in an amount equal to the Decommissioning Target. After such transfer, any assets remaining in Seller’s Qualified Decommissioning Fund (the “Excess Qualified Decommissioning Fund Assets”) shall be retained by Seller’s Qualified Decommissioning Fund for distribution to Seller, as provided by the private letter ruling contemplated by Section 5.15(b).

(c) Buyer shall take all reasonable steps necessary to satisfy any requirements imposed by the NRC regarding Buyer’s Qualified Decommissioning Fund, in a manner sufficient to obtain NRC approval of the transfer of Seller’s Qualified Decommissioning Fund assets to Buyer.

(d) The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the Basic Requested Rulings or any private letter rulings received pursuant to Section 5.15.

(e) Seller shall cause the Trustee of Seller’s Qualified Decommissioning Fund to pay estimated final expenses for trustee and investment management fees and other final administrative expenses attributable to Seller’s Qualified Decommissioning Fund to the extent practicable before the Closing. To the extent that the amount of such estimated final expenses paid before the Closing pursuant to this Section 5.10(e) is in excess of the actual final expenses attributable to Seller’s Qualified Decommissioning Fund, any refund resulting from such excess shall be forwarded to, and deposited in, Buyer’s Qualified Decommissioning Fund. To the extent that the amount of such estimated final expenses paid before the Closing pursuant to this Section 5.10(e) is less than the actual final expenses attributable to Seller’s Qualified Decommissioning Fund, any such deficiency shall be paid by Buyer’s Qualified Decommissioning Fund. To the extent that Buyer’s Qualified Decommissioning Fund is liable for any such deficiency, the Purchase Price shall be decreased by such deficiency amount, and to the extent that Buyer’s Qualified Decommissioning Fund receives any such refund, the Purchase Price shall be increased by such refund amount, each in accordance with Section 2.3(b).

(f) Any Excess Qualified Decommissioning Fund Assets transferred to the Trustee under the Post-Closing Qualified Decommissioning Trust Agreement pursuant to this Section 5.10 shall be subject to the provisions of Section 5.15.

Section 5.11 Spent Nuclear Fuel Fees.

(a) Except as provided in the third sentence of this paragraph and in Sections 2.1 and 2.2, between the date hereof and the Closing Date, and at all times thereafter, Seller will remain liable for all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Point Beach and sold prior to the Closing Date, and Buyer shall have no Liability or responsibility therefor. Buyer shall pay and discharge all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Point Beach and sold from and after the Closing Date, and Seller shall have no Liability or responsibility therefor. On the Closing Date, Buyer shall assume title to, and responsibility for the management, storage, removal, transportation and disposal of all of the Spent Nuclear Fuel. Pursuant to Section 302(b)(3) of the Nuclear Waste Policy Act, Seller shall assign to Buyer its rights, duties, title and interest in and to the Standard Spent Fuel Disposal Contract. Seller shall provide the required notice to the Department of Energy of the assignment of the Standard Spent Fuel Disposal Contract to Buyer within ninety (90) days following the Closing, such notice to be in a form reasonably acceptable to Seller and Buyer and to include a copy of this Agreement therewith.

(b) Notwithstanding anything to the contrary in this Agreement, after the Closing, (i) Buyer will assume all of the rights and obligations under the Standard Spent Fuel Disposal Contract, including the right to recover post-Closing damages resulting from the Department of Energy’s failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel for disposal pursuant to the Standard Spent Fuel Disposal Contract and the Nuclear Waste Policy Act, (the “Department of Energy Post-Closing Claim”) and (ii) Seller will retain and prosecute the Department of Energy Claim and will retain the right to commence and prosecute the Department of Energy Potential Claim in a manner consistent with its best judgment; provided, that Seller (x) will not take positions in prosecuting its Department of Energy Claim or Department of Energy Potential Claim or (y) will not enter into any settlement agreement relating to the Department of Energy Claim or the Department of Energy Potential Claim, in a manner that materially and adversely impacts (A) Buyer’s operation of Point Beach or (B) Buyer’s prosecution of any Department of Energy Post-Closing Claim.

Section 5.12 Department of Energy Decontamination and Decommissioning Fees. Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to Nuclear Fuel purchased and consumed at Point Beach prior to the Closing Date.

Section 5.13 Cooperation Relating to Insurance and Price-Anderson Act. Until the Closing, Seller will maintain, or cause to be maintained, in effect (a) insurance in amounts and against such risks and losses as is customary in the commercial nuclear power industry and (b) not less than the level of property damage and liability insurance for the Facilities as in effect on the date hereof. Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Point Beach Assets. Buyer agrees to indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation and not to take any action which shall adversely affect any residual rights of Seller in such insurance policies.

Section 5.14 Release of Seller. Buyer shall use commercially reasonable efforts to support Seller’s efforts to obtain a written release of Seller effective as of the Closing with respect to obligations arising on or after the Closing Date under any of the Seller’s Agreements, Fuel Contracts, Dominion Lease or Non-Material Contracts assigned to Buyer hereunder.

Section 5.15 Private Letter Rulings. The Parties agree to cooperate in good faith in the preparation and, as appropriate, the joint filing of one or more private letter ruling requests to be made by Buyer and Seller pursuant to Section 5.15(a) (the “Basic Requested Rulings”) and pursuant to Section 5.15(b) (the “Additional Requested Rulings” and, together with the Basic Requested Rulings, the “Requested Rulings”). The Requested Rulings shall be modified, as necessary, to take into account any legislation enacted on or after the date of this Agreement or any change in the Code or the Treasury Regulations promulgated thereunder or the issuance of any notice, revenue procedure, private letter ruling or similar administrative item by the IRS occurring on or after the date of this Agreement. Neither Buyer nor Seller shall take any action that would cause the transfer of assets from Seller’s Qualified Decommissioning Fund to Buyer’s Qualified Decommissioning Fund to fail to be treated as satisfying the requirements of Treas. Reg. § 1.468A-6(b) (assuming solely for purposes of this sentence that Point Beach as owned by Buyer qualifies as a “nuclear power plant” within the meaning of Treas. Reg. § 1.468A-1(b)(4) because Buyer’s rates for the sale or furnishing of electricity are not established or approved by a public utility commission or under the jurisdiction of the Rural Utilities Service),or cause Buyer and Seller to fail to obtain the Requested Rulings. The user fee set forth in the applicable IRS Revenue Procedure for substantially identical letter rulings by a common sponsor shall be shared equally by both Parties. Each Party shall bear its own legal fees with respect to any requests. The Parties agree to use commercially reasonable efforts to file the private letter ruling request seeking the Requested Rulings within forty-five (45) days of the date of this Agreement. The receipt of the Requested Rulings shall not be a condition to the occurrence of the Closing.

(a) Basic Requested Rulings. Buyer and Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, the Basic Requested Rulings determining that (i) the transfer of all or a portion of the assets from Seller’s Qualified Decommissioning Fund to Buyer’s Qualified Decommissioning Fund is a disposition that either satisfies or is treated as satisfying the requirements of Treas. Reg. § 1.468A-6(b) pursuant to the IRS’s exercise of discretion under Treas. Reg. § 1.468A-6(g)(1), (ii) none of Seller, Buyer nor their respective Qualified Decommissioning Funds will recognize gain or loss or otherwise take any income or deduction into account by reason of the transfer of assets from Seller’s Qualified Decommissioning Fund to Buyer’s Qualified Decommissioning Fund, except to the extent incurred as a result of the liquidation of assets to pay fees and expenses pursuant to Section 5.10(d), (iii) Buyer’s Qualified Decommissioning Fund will be treated as satisfying the requirements of Section 468A of the Code, (iv) Buyer’s Qualified Decommissioning Fund will have a carryover Tax basis in the assets received from Seller’s Qualified Decommissioning Fund and (v) pursuant to Section 2.2(a)(x) and Treas. Reg. § 1.461-4(d)(5), for the taxable year that ends immediately prior to the Closing Date, Seller will be entitled to a current deduction in an amount equal to the total of any amounts treated as realized by Seller as a result of Buyer’s assumption of Seller’s liabilities for Decommissioning the Plant and the Site.

(b) Additional Requested Rulings. Buyer and Seller shall submit the Additional Requested Rulings as described in this Section 5.15(b). Buyer and Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, the Additional Requested Rulings determining that, at the Closing, (i) immediately following the transfer to Buyer of Point Beach and the transfer to Buyer’s Qualified Decommissioning Fund of assets in an amount equal to the Decommissioning Target, the IRS will exercise its discretion under Treas. Reg. § 1.468A-5(c)(1) to disqualify Seller’s Qualified Decommissioning Fund, (ii) the Excess Qualified Decommissioning Fund Assets will be deemed to be distributed on the Closing Date to Seller pursuant to Treas. Reg. § 1.468A-5(c)(3) and will be included in Seller’s gross income, net of Taxes paid by Seller’s Qualified Decommissioning Fund upon such deemed distribution, (iii) pursuant to Treas. Reg. § 1.468A-5(c)(3), Seller’s Qualified Decommissioning Fund will be treated as disposing of the Excess Qualified Decommissioning Fund Assets for purposes of Section 1001 of the Code; (iv) pursuant to Treas. Reg. § 1.468A-5(b)(2)(iii), the deemed distribution of the Excess Qualified Decommissioning Fund Assets, net of Taxes paid by Seller’s Qualified Decommissioning fund pursuant to Treas. Reg. § 1.468A-5(c)(3), shall not be considered an act of “self-dealing” as defined in Treas. Reg. § 1.468A-5(b)(2) and Seller will not be subject to the excise tax under Section 4951 of the Code or other penalties as a result of such deemed distribution, and (v) Seller will take a fair market value basis in the Excess Qualified Decommissioning Fund Assets upon their deemed distribution.

(c) In the event that the Additional Requested Rulings described in Section 5.15(b) are not obtained prior to the Closing Date, the Purchase Price shall be adjusted in accordance with Section 2.3(b)(i)(6).

(d) Upon Decommissioning, Buyer shall remit to Seller an amount in cash equal to the Decommissioning Target as assessed on the Closing Date less the total nominal cost of Decommissioning; provided, however, that such difference is a positive amount.

Section 5.16 NRC Commitments. Buyer shall maintain and operate the Facilities in accordance with the NRC Commitments, the NRC Licenses, applicable NRC regulations and policies and with applicable Nuclear Laws.

Section 5.17 Decommissioning.

(a) Buyer hereby agrees, and agrees to commit to the PSCW as part of receiving the Required Regulatory Approvals, that it will complete, at its sole cost and expense, the Decommissioning of the Site once the Site is no longer utilized either for power generation of any kind or for any storage of Spent Nuclear Fuel or other Nuclear Material and that it will complete all Decommissioning activities in accordance with all Laws, including applicable requirements of the Atomic Energy Act, the NRC’s rules, regulations, orders and pronouncements thereunder, and the orders of the PSCW, except that, whether or not permitted by any Law, entombment (or ENTOMB) of structures, components and equipment on the Site shall not be an acceptable form of Decommissioning. The Parties acknowledge that Seller shall have no obligation to audit, monitor or enforce rights and obligations with respect to this Section 5.17.

(b) Buyer hereby agrees that:

(i) The Decommissioning Target is expected to be sufficient to cover the costs to Decommission the Site at the expected time of Decommissioning pursuant to the DECON method, as such method is specified by the NRC; provided, however, that in the event that such funds are not sufficient, at or after the Closing, to meet the above-mentioned requirement, Buyer’s Parent will execute a parent guaranty in favor of Buyer for the shortfall in a form that would otherwise be sufficient to meet NRC requirements in the event that such funds become insufficient to meet minimum NRC Decommissioning funding requirements.

(ii) Buyer will maintain all funds in its Qualified Decommissioning Fund in an external trust fund;

(iii) Buyer will perform a Site-specific estimate of costs to Decommission the Site in accordance with the terms of this Agreement every five (5) years; and

(iv) in any future sale of Point Beach, any purchaser of Point Beach shall agree to Decommission the Site in a manner consistent with the terms of this Agreement.

(c) Buyer agrees to deliver or make available to Seller a copy of Buyer’s Post-Closing Decommissioning Trust Agreement (reflecting the requirements stated in Section 4.7) at least twenty (20) days prior to the Closing Date and, except to the extent required by Law, not to amend Buyer’s Post Closing Decommissioning Trust Agreement following such delivery in a manner that would be adverse to Seller, without Seller’s prior written consent, which consent shall not be unreasonably withheld.

Section 5.18 Nuclear Insurance Policies. On and after the Closing Date, Buyer shall have and maintain in effect policies of liability and property insurance with respect to the ownership, operation and maintenance of the Facilities which shall afford protection against the insurable hazards and risks with respect to which nuclear facilities of similar size and type to the Facilities customarily maintain insurance, and which meets the requirements of 10 C.F.R. § 50.54(w) and 10 C.F.R. Part 140. Such coverage shall include nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, Buyer shall have and maintain in effect, to the extent commercially available on reasonable terms, alternate protection against nuclear liability. In addition, Buyer shall provide the financial assurance that it will be able to pay the retrospective premiums for the Facilities as prescribed by Section 170 of the Atomic Energy Act.

Section 5.19 No Transport or Storage of Waste. From and after the Closing Date, Buyer shall not permit any Spent Nuclear Fuel that was not generated by the Facilities to be transported to the Facilities or to be stored at the Facilities for any period of time.

Section 5.20 Buyer’s Parent Guaranty. Buyer’s Parent shall provide on the date hereof the Buyer’s Parent Guaranty to provide security for compliance with Buyer’s obligations under this Agreement, which guaranty shall remain in effect until the earliest to occur of (i) all such obligations having been fully and irrevocably performed and satisfied, (ii) the occurrence of the Closing and (iii) if applicable, the termination of this Agreement pursuant to Section 8.1 (other than a termination under Section 8.1(d)). If at any time there shall occur a Downgrade Event, then Buyer shall supplement Buyer’s Parent Guaranty with a standby letter of credit in the amount of the Purchase Price. Any such letter of credit shall be satisfactory to Seller in form and substance, shall be issued by a financial institution acceptable to Seller and shall remain in effect until the expiration of Buyer’s Parent Guaranty. Any such security shall be subject to all terms and conditions of this Agreement otherwise applicable to Buyer’s Parent Guaranty. In the event Buyer shall fail to provide such security within five (5) Business Days of receipt of written notice, then a breach of this Agreement shall be deemed to have occurred.

Section 5.21 Subsequent Sale of Point Beach or Buyer. Each of Buyer and Buyer’s Parent hereby agree that:

(a) subject to Seller’s Right of First Refusal, any subsequent sale of Point Beach or Buyer shall be approved by the PSCW for the purpose of determining whether the potential purchaser has sufficient financial resources to operate Point Beach;

(b) any subsequent purchaser of Point Beach or Buyer shall be contractually required to intervene as a party in any PSCW proceeding initiated pursuant to Section 5.21(a) and affirmatively commit on the record of such proceeding to be bound by the terms of Seller’s Right of First Refusal, Section 5.17, Section 5.19, this Section 5.21 and Section 5.22; and

(c) any subsequent purchaser of Point Beach or Buyer shall be contractually required to assume the obligations of Buyer under the Generation Development Option.

Section 5.22 Intercompany Transactions. As long as Buyer owns Point Beach:

(a) Buyer shall not guaranty any debt of or provide any loans to Buyer’s Parent or any of its Affiliates; and

(b) Buyer’s Parent shall notify the PSCW of any request made of the SEC to pay dividends from funds other than Buyer’s retained earnings.

Section 5.23 Information. Buyer shall provide to Seller all financial statements, documents evidencing Buyer’s capital structure and any other financial information reasonably requested by Seller from time to time in order to allow Seller and its independent auditor to make any accounting determination, including any accounting of the Facilities by Seller. Buyer shall furnish to Seller such certifications to such information from a Senior Financial Officer of Buyer or, if a Senior Financial Officer of Buyer is not available, a Senior Financial Officer of an Affiliate of Buyer, as Seller may reasonably request from time to time.

Section 5.24 Risk of Loss.

(a) Except as otherwise provided in this Agreement, prior to the Closing, Buyer shall not bear any risk of loss or damage to the property included in the Point Beach Assets. Seller shall use commercially reasonable efforts to replace or repair any damage to the Point Beach Assets in accordance with Prudent Utility Practices, except as otherwise provided in paragraphs (b) or (c) below.

(b) If, before the Closing, all or any material portion of the Point Beach Assets are taken by eminent domain or are the subject of a pending or, to the Knowledge of Seller, contemplated taking which has not been consummated and such taking has resulted in, or such contemplated taking could reasonably be expected to result in, a Material Adverse Effect, Seller shall notify Buyer promptly in writing of such fact. Buyer and Seller shall negotiate in good faith to settle the loss resulting from such taking (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such taking, then Buyer or Seller may terminate this Agreement pursuant to Section 8.1(e); provided, that any such termination notice must be given no later than ten (10) Business Days after the expiration of such sixty (60) day period.

(c) If, before the Closing, all or any material portion of the Point Beach Assets is damaged or destroyed by fire or other casualty and such damage or destruction has resulted in a Material Adverse Effect, Seller shall notify Buyer promptly in writing of such fact. If Seller has not notified Buyer within fifteen (15) days after its occurrence of its intention to repair such damage or destruction (such repair to be reasonably satisfactory to Buyer), Buyer and Seller shall negotiate in good faith to settle the loss resulting from such casualty (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such casualty, then Buyer or Seller may terminate this Agreement pursuant to Section 8.1(e); provided, that any such termination notice must be given no later than ten (10) Business Days after the expiration of such sixty (60) day period.

Section 5.25 Monthly Net Capability. At least three (3) days prior to Closing, Seller and Buyer shall agree to a “Monthly Net Capability” (as defined in applicable Mid-America Interconnected, Inc. regulations) of the Facilities (excluding the CT), at the Interconnection Point (as defined in the Generation Transmission Interconnection Agreement, and for the avoidance of doubt, the Interconnection Point shall be those points into the 345kV bus) as of the Closing Date, and determined in accordance with the standards, procedures and guidelines set forth in Mid-America Interconnected Inc. Guide No. 3A, “Procedure for the Uniform Rating of Generating Equipment” (as revised). The Purchase Price shall be decreased by Two Thousand One Hundred Fifty Dollars ($2,150) for each kilowatt by which the Monthly Net Capability of the Facilities (excluding the CT) as so established is less than 1030 megawatts and increased by Two Thousand One Hundred Fifty Dollars ($2,150) for each kilowatt by which the Monthly Net Capability of the Facilities (excluding the CT) as so established exceeds 1030 megawatts measured.

Section 5.26 Power Purchase Agreement. The Parties hereby agree that, the term of the Power Purchase Agreement shall be, at Seller’s option to be exercised prior to the Closing Date, either (i) until the day before (a) with respect to Unit 1, the sixteenth (16th) anniversary of the Closing Date and (b) with respect to Unit 2, the seventeenth (17th) anniversary of the Closing Date, in which case the Power Purchase Agreement attached hereto as Exhibit C1 shall become effective and the Power Purchase Agreement attached hereto as Exhibit C2 shall be terminated, or (ii) until the expiration of the current NRC License for each of Unit 1 and Unit 2, in which case the Power Purchase Agreement attached hereto as Exhibit C2 shall become effective and the Power Purchase Agreement attached hereto as Exhibit C1 shall be terminated, and, in any event, with no adjustment to the Purchase Price.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer and Seller on or prior to the Closing Date of the following conditions:

(a) Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated;

(b) No preliminary or permanent injunction or Law or Governmental Order shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement; and

(c) The Seller’s Required Regulatory Approvals and the Buyer’s Required Regulatory Approvals shall have been obtained and shall be in full force and effect in form and substance reasonably satisfactory to Seller and Buyer.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (in Buyer’s sole discretion) waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Seller herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have a Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied by Seller;

(d) Seller shall have transferred to the Trustee, pursuant to the Post-Closing Decommissioning Trust Agreement all assets in Seller’s Qualified Decommissioning Fund, subject to and in accordance with Section 5.10 of this Agreement;

(e) Seller shall have delivered, as applicable, executed Ancillary Agreements to Buyer at the Closing and each such Ancillary Agreement shall be in full force and effect; and

(f) the Facilities shall have been operating at an average of not less than ninety-five (95%) of their licensed thermal output and full rated electric output as measured on the low side of the Units’ main generator step-up transformers for a period of five (5) days immediately preceding the Closing Date.

Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (in Seller’s sole discretion) waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Buyer and Buyer’s Parent herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have a Buyer Material Adverse Effect;

(b) Each of Buyer and Buyer’s Parent shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement and the Ancillary Agreements which are required to be performed and complied with by such Party on or prior to the Closing Date;

(c) Seller shall have received certificates from an authorized officer of each of Buyer and Buyer’s Parent, dated the Closing Date, to the effect that, to the knowledge of such officer the conditions set forth in Sections 6.3(a) and (b) have been satisfied by such Party; and

(d) Buyer shall have delivered, as applicable, executed Ancillary Agreements to Seller at the Closing and each such Ancillary Agreement shall be in full force and effect.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months, except that (i) the representations and warranties set forth in Section 3.9 and Section 3.15 and shall survive the Closing for the period of the applicable statutes of limitations plus any extensions or waivers thereof; and (ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.16, Section 3.22, Section 4.1, Section 4.2, Section 4.7 and Section 4.10 shall survive the Closing indefinitely; provided, however, that such representations and warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such period in accordance with Section 7.3 and Section 7.4. The covenants and agreements of the Parties contained in this Agreement shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. Notwithstanding the foregoing, no such survival period shall apply in the event of the intentional misrepresentation or fraudulent breach of any representation or warranty of Seller or Buyer (it being understood that the Party seeking indemnity shall bear the burden of proof of establishing the existence of the intentional misrepresentation or fraudulent breach).

Section 7.2 Indemnification.

(a) Indemnification by Buyer. Subject to the other provisions of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered, incurred or sustained by any Seller Indemnified Party resulting from, arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein); provided, that Buyer shall not be liable under this Section 7.2(a) with respect to any Losses arising out of or related to matters known to Seller at the Closing; (ii) any breach by Buyer or failure of Buyer to perform any covenant or agreement contained in this Agreement; (iii) the Assumed Liabilities; (iv) any Third Party Claim against a Seller Indemnified Party resulting from, arising out of or due to Buyer’s ownership or operation of the Point Beach Assets following the Closing (other than Third Party Claims that are Excluded Liabilities); and (v) enforcing the indemnification rights of Seller pursuant to this Article VII.

(b) Indemnification by Seller. Subject to the other provisions of this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party resulting from, arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); provided, that Seller shall not be liable under this Section 7.2(b) with respect to any Losses arising out of or related to matters known to Buyer at the Closing; (ii) any breach by Seller or failure of Seller to perform any covenant or agreement contained in this Agreement; (iii) the Excluded Liabilities; (iv) any Third Party Claim against a Buyer Indemnified Party resulting from, arising out of or relating to Seller’s ownership or operation of the Point Beach Assets prior to the Closing (other than Third Party Claims that are Assumed Liabilities); (v) any Third Party Claim resulting from, arising out of or due to Seller’s ownership or operation of the Excluded Assets; and (vi) enforcing the indemnification rights of Buyer pursuant to this Article VII.

Section 7.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 7.2: (i) unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and, in any event, prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 7.1; (ii) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; (iii) to the extent it arises from or was caused by actions taken or failed to be taken by the Indemnified Party or any of its Affiliates after the Closing; or (iv) to the extent it asserts a claim for consequential, incidental, indirect, special or punitive damages, including losses or damages caused by reason of the unavailability of Point Beach, plant shutdowns or service interruptions, loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital.

(b) Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 7.2(a)(i) or Section 7.2(b)(i) (i) unless and until the aggregate amount (without duplication) of Losses suffered or incurred by all Seller Indemnified Parties or Buyer Indemnified Parties, as the case may be, with respect to all such matters, exceeds Six Million Dollars ($6,000,000) (the “Basket”); (ii) unless and only to the extent that a Loss exceeds One Million Dollars ($1,000,000) individually and such Loss shall be applied against the Basket; and (iii) to the extent that the total amount paid by an Indemnifying Party exceeds Thirty Million Dollars ($30,000,000) in the aggregate; provided however that any intentional misrepresentation or fraudulent breach of any representation or warranty of Seller or Buyer shall not be subject to the foregoing cap on indemnity (it being understood that the Party seeking indemnity in excess of such cap shall bear the burden of proof of establishing the existence of the international misrepresentation or fraudulent breach).

Section 7.4 Claims for Indemnification. All claims for indemnification by any Indemnified Party under Section 7.2 will be asserted and resolved as follows:

(a) In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (the “Claim”), deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such Claim if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is actually prejudiced thereby. If a Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein and, to the extent that they shall wish, to assume the defense thereof, and, after notice from the Indemnifying Party to the Indemnified Party of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Claim. The Indemnified Party shall have the right to participate at its own expense in the defense of such Claim. Neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any such Claim without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party elects not to defend such Claim, the Indemnified Party shall defend against such Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall have the right to participate in such defense at its own expense.

(b) In the event of any claim for indemnity under Section 7.2(b), Buyer agrees to give Seller and its Representatives reasonable access to the books and records and employees of Buyer in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article VII.

Section 7.5 Insurance Offset. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 7.2(a) or Section 7.2(b), as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article VII with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If any Indemnified Party receives payment under this Article VII on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), that Indemnified Party shall (i) on written request of the Indemnifying Party assign, to the extent assignable, its rights under such insurance policy or indemnification, contribution or similar obligation with respect to such claim to the Indemnifying Party and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification, contribution or similar obligation (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification, contribution or similar obligation).

Section 7.6 Exclusivity. After the Closing, to the extent permitted by Law and except as provided in Section 5.7, the indemnities set forth in this Article VII shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents and Affiliates with respect to (i) any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement and (ii) the Assumed Liabilities or the Excluded Liabilities, as applicable. The indemnities set forth in this Article VII apply only to matters arising out of this Agreement. Any Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in such Ancillary Agreement. The parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including under the Racketeer Influenced and Corrupt Organizations Act, all of which the parties hereto hereby waive).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if (i) any Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and made final or non-appealable or (ii) the Closing shall have not occurred on or before the date that is eighteen (18) months following the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if on the Termination Date the condition to the Closing set forth in Section 6.1(c) of this Agreement shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the date that is twenty-four (24) months following the date of this Agreement;

(c) by Buyer, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement or any Ancillary Agreement constituting a Material Adverse Effect and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller (or by Buyer in the case of notice by Seller pursuant to Section 5.8 of this Agreement) of written notice specifying particularly such violation or breach (provided that in the event Seller is attempting in good faith to cure the violation or breach, then Buyer may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the Termination Date), and (ii) such violation or breach has not been waived by Buyer;

(d) by Seller, if there has been a violation or breach by Buyer or Buyer’s Parent of any covenant, representation or warranty contained in this Agreement or any Ancillary Agreement constituting a Buyer Material Adverse Effect and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Buyer (or by Seller in the case of notice by Buyer pursuant to Section 5.8 of this Agreement) of written notice specifying particularly such violation or breach (provided that in the event Buyer is attempting to cure the violation or breach in good faith, then Seller may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the Termination Date), and (ii) such violation or breach has not been waived by Seller; and

(e) by Buyer or Seller in accordance with the provisions of Section 5.24(b) or Section 5.24(c).

Section 8.2 Effect of Termination. In the event a Party terminates this Agreement pursuant to Section 8.1, this Agreement shall immediately become void and there shall be no liability on the part of any Party, except as set forth in Sections 5.2(b), (f) and (g), Section 5.3, Section 5.5, Section 9.1, Section 9.3 and Section 9.4; provided, however, that nothing in this Agreement shall relieve a Party from liability for any willful breach of or willful failure to perform under this Agreement.

Section 8.3 Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. The waiver by a Party of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at the following address (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Seller, to:

Wisconsin Electric Power Company
231 West Michigan Street
Milwaukee, Wisconsin 53203
Attention: James Fleming, General Counsel
Facsimile: 414-221-2769

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Attention: Susan S. Hassan, Esq.
Facsimile: (312) 407-0411

(b)	if to Buyer, to:

FPL Energy Point Beach, LLC
700 Universe Blvd.
Juno Beach, Florida 33048
Attn: Vice President, Business Management
FPL Energy, LLC

Facsimile: 561-691-2988
with a copy to:
FPL Energy Point Beach, LLC
700 Universe Blvd.
Juno Beach, Florida 33048
Attention: General Counsel, FPL Energy, LLC
Facsimile: 561-691-2988
(c)	if to Buyer’s Parent, to:
FPL Group Capital Inc.
700 Universe Blvd.
Juno Beach, Florida 33408
Attn: General Counsel, FPL Group, Inc.
Facsimile: 561-694-4640

Section 9.2 Acknowledgement; Independent Due Diligence. Buyer acknowledges that Seller has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Facilities not included in this Agreement and the schedules hereto. Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information contained in the Confidential Information Memorandum relating to the Facilities, dated July 2006, or any supplement or amendment thereto provided by Seller. Buyer further acknowledges that: (a) Buyer, either alone or together with its Representatives, has knowledge and experience in transactions of this type and in the business to which the Facilities relate and is therefore capable of evaluating the risks and merits of acquiring the Facilities; (b) Buyer has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any of its Representatives (except as specifically set forth in this Agreement), in determining to enter into this Agreement; (c) neither Seller nor any of its Representatives has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Facilities is prudent, and Buyer is not relying on any representation or warranty by Seller or any Representative of Seller except as set forth in this Agreement; (d) Buyer has conducted extensive due diligence, including a review of the documents provided by or on behalf of Seller; and (e) Seller has made available to Buyer all documents, records and books pertaining to the Facilities that Buyer and Buyer’s attorneys, accountants and advisors have requested, and Buyer and its attorneys, accountants and advisors have had the opportunity to visit the Facilities and to ask questions and receive answers concerning the Facilities and the terms and conditions of this Agreement. All such questions have been answered to Buyer’s complete satisfaction.

Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Wisconsin (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.4 Jurisdiction; WAIVER OF JURY TRIAL.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin, or in the event that jurisdiction for any matter cannot be established in the United States District Court for the Eastern District of Wisconsin, in the Circuit Court for Manitowoc County, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(b).

Section 9.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.6 Change in Law. If and to the extent that any Law governing any aspect of this Agreement shall change so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

Section 9.7 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

Section 9.8 Bulk Sales Laws. Buyer hereby waives compliance by Seller, and Seller hereby waives compliance by Buyer, with the provisions of any so-called bulk sales laws of any jurisdiction in connection with the transactions contemplated hereby.

Section 9.9 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and shall supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 9.10 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.12 Succession and Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, by operation of law or otherwise, without the prior written consent of each other Party, nor is this Agreement intended (except as specifically provided in Section 7.2) to confer upon any Person other than the Parties any rights, interests, obligations or remedies hereunder. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder. In the event Buyer assigns this Agreement pursuant to this Section 9.12, such assignee shall be defined as “Buyer” for all purposes hereunder thereafter.

Section 9.13 Amendment and Modification. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by a written instrument signed by Seller and Buyer.

Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WISCONSIN ELECTRIC POWER COMPANY

By:	/s/ Frederick D. Kuester
Name:	Frederick D. Kuester
Title:	Executive Vice President and Chief Operating Officer

FPL ENERGY POINT BEACH, LLC,

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	Vice-President

For purposes of Article IV, Section 5.20, Section 5.24, Section 6.3, Section 8.1(d), Section 9.1 and Section 9.12 only:

FPL GROUP CAPITAL, INC.

By:	/s/ James L. Robo
Name:	James L. Robo
Title:	Vice-President

[Asset Sale Agreement]

Index of Exhibits and Disclosure Schedules*

EXHIBITS

Exhibit A	Transitional Advisory Support Services Agreement
Exhibit B	Interim Operating Agreement
Exhibit C1	Power Purchase Agreement (16/17 Year Option)
Exhibit C2	Power Purchase Agreement (Life of License Option)
Exhibit D	Buyer’s Parent Guaranty
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Bill of Sale and Assignment
Exhibit G	Form of Deed
Exhibit H	Form of Generation Development Option
Exhibit I	Form of Seller’s Right of First Refusal
Exhibit J	Form of Seller’s FIRPTA Certificate
Exhibit K	Form of Title Commitment

SCHEDULES

Schedule 2.1(a)(i)	Land Comprising the Site
Schedule 2.1(a)(iii)	Tangible Personal Property
Schedule 2.1(a)(v)	Transferable Permits
Schedule 2.1(a)(xiii)	Radio Licenses
Schedule 2.1(a)(xvii)	Emergency Warning Assets
Schedule 2.1(b)(xiv)	Excluded Agreements
Schedule 2.3(b)(i)(5)	Low Level Waste Disposal
Schedule 5.4(f)	Buyer’s Thermal Power Uprate Project
Schedule 5.9(a)(i)	Employees to be Offered Employment by Buyer
Seller Disclosure Schedule	Seller Representations and Warranties
Buyer Disclosure Schedule	Buyer Representations and Warranties

*	Exhibits and Disclosure Schedules to the Asset Sale Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.

[Asset Sale Agreement]